EXHIBIT 10.49

LOAN AND SECURITY AGREEMENT

Between

MARTEK BIOSCIENCES CORPORATION,
A Delaware Corporation,
and
MARTEK BIOSCIENCES BOULDER CORPORATION,
a Delaware Corporation,

Borrower,

and

ALLFIRST BANK,

Lender,

$10,000,000.00 Revolving Line Of Credit

Dated: February 25, 2003

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Schedules

Schedule 1.1(a)	Permitted Liens
Schedule 4.2	Litigation
Schedule 4.7	Other Names
Schedule 4.12	Chief Place Of Business
Schedule 4.13	Location Of Inventory
Schedule 4.14	Subsidiaries
Schedule 4.15	Labor Agreements
Schedule 4.19	Liabilities And Obligations Not Disclosed In Financial Statements
Schedule 4.23	Environmental Compliance

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LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT is dated as of February 25, 2003, by and between MARTEK BIOSCIENCES CORPORATION, a Delaware corporation, and MARTEK BIOSCIENCES BOULDER CORPORATION, a Delaware corporation (collectively, the “Borrower”; provided, that where the context so requires, the term “Borrower” shall mean either of such persons) and ALLFIRST BANK (“Lender”).

RECITALS

     The Borrower has requested that the Lender provide various credit accommodations to the Borrower. The Lender is willing to provide the requested credit accommodations upon the terms and conditions set forth in this Loan And Security Agreement, including the condition that the Borrower grant to the Lender the security interests, liens, and other assurances of payment provided for in this Loan And Security Agreement.

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS AND RULES OF CONSTRUCTION

     Section 1.1 Definitions. As used in this Loan And Security Agreement, the terms set forth in this Article 1 have the meanings set forth below, except where the context clearly requires a different meaning. Terms defined in this Section or elsewhere in this Loan And Security Agreement shall be capitalized throughout this Loan And Security Agreement.

     “Account Debtor” means each person: (a) to or for whom any Borrower has provided or has agreed to provide any goods or services; or (b) which owes any Borrower any sum of money as a result of goods sold or services provided by any Borrower; or (c) which is the maker or endorser on any Instrument payable to any Borrower or otherwise owes any Borrower any sum of money on account of any loan or other payment obligation. With respect to each Receivable which is payable by any governmental authority, “Account Debtor” includes, without limitation, the agency, instrumentality or official which has the duty of remitting or causing the remittance of the amounts owing on such Account or other Receivable.

     “Accounts,” “Chattel Paper,” “Documents,” “Equipment,” “General Intangibles,” “Goods,” “Instruments,” and “Investment Property” shall have the same respective meanings as are given to those terms in the Uniform Commercial Code-Secured Transactions, Title 9, Commercial Law Article, Annotated Code of Maryland, as amended. The term “Fixtures” shall have the meaning provided by the common law of the state in which the fixtures are located.

     “Adjusted Quick Ratio” means, as of any applicable determination date, the quotient obtained by dividing (a) the amount of the cash and cash equivalents of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, plus the amount of the Borrower’s and its Subsidiaries’ net Accounts, by (b) the current liabilities of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP, plus the LC Obligations (without duplication of any Reimbursement Obligations constituting current liabilities), plus the Hedge Exposure Amount then in effect.

     “Affiliate” means collectively any person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the Borrower, including, without limitation, the officers, managers and directors of the Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any equity interests in the Borrower; or (c) ten percent (10%) or more of whose equity interests are owned directly or controlled by the Borrower. As used herein, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct the management or policies of a person, whether through ownership of equity interests, by contract or otherwise.

     “Agreement” means this Loan And Security Agreement, as amended, extended, or modified from time to time by the parties hereto, as well as all schedules, exhibits and attachments hereto.

     “Applicable Margin” means for any day, (a) if the Borrower shall have submitted all financial statements and other reports then required to have been submitted by the Borrower pursuant to this Agreement and either (i) the EBITDA of the Borrower for any fiscal quarter during the term of the Credit Facility for which the Borrower shall have submitted financial statements as required hereby is not less than $3,000,000, or (ii) the sum of the amount of the cash and cash equivalents of the Borrower and its Subsidiaries as of the last day of the then most recent fiscal quarter for which the Borrower shall have submitted financial statements as required hereby (or as of the last day of any calendar month for which the Borrower shall have provided substantially similar statements) plus the market value of the other marketable investment securities of the Borrower and its Subsidiaries as of the same day is greater than $40,000,000, 0.00%, and (b) otherwise, twenty-five one-hundredths of one percentage point (0.25%).

     “Borrowing Base” means an amount equal to: (a) eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or are granted to Account Debtors in connection therewith) of billed Eligible Accounts; plus (b) the least of (i) $2,000,000, (ii) 25% of the Lender’s valuation of the Eligible Inventory and (iii) one-third of the amount described in item (a) above (such that no more than 25% of the Borrowing Base may be comprised of the Eligible Inventory); minus (c) such reserves as the Lender, in its reasonable discretion, deems appropriate from time to time with respect to obligations of the Borrower.

     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banking institutions in the State of Maryland are required to be closed.

     “Capital Adequacy Requirement” means any law imposing any capital adequacy requirement or any other similar requirement (including but not limited to the capital adequacy regulations contained in Parts 3, 208 and 225 of Title 12 of the Code of Federal Regulations, as amended), any change in such laws or in the interpretation or application thereof, and any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or government authority having jurisdiction over the Lender.

     “Capital Lease” means a lease with respect to which the lessee’s obligations thereunder should, in accordance with GAAP, be capitalized and reflected as a liability on the balance sheet of the lessee.

     “Capital Lease Obligations” means any indebtedness incurred as a lessee pursuant to a Capital Lease.

     “Cash Collateral Balance” has the meaning given in Subsection 2.1.6 hereof.

     “Cash Collateral Requirement” has the meaning given in Subsection 2.1.6 hereof.

     “Closing” means the execution and delivery of this Agreement, the Note, and various other Loan Documents. The date of Closing is the date written above as the date of this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended, and all Treasury regulations, revenue rulings, revenue procedures or announcements issued thereunder.

     “Collateral” means all of the tangible and intangible assets of the Borrower, wherever located, whether now owned or hereafter acquired by the Borrower, together with all substitutions therefor, and all replacements and renewals thereof, and all accessions, additions, replacement parts, manuals, warranties and packaging relating thereto, including but not limited to the following tangible and intangible assets and property rights of the Borrower: (a) Accounts; (b) Chattel Paper; (c) Documents; (d) Equipment; (e) Fixtures; (f) General Intangibles; (g) Goods; (h) Instruments; (i) Inventory, including returned, rejected, or repossessed Inventory and rights of reclamation and stoppage in transit with respect to Inventory; (j) Investment Property; (k) Receivables; (l) deposit accounts; (m) letter of credit rights; (n) all Records relating to or pertaining to any of the above listed Collateral; provided, however, there shall be excluded from the Collateral: (i) all Intellectual Property, (ii) all real property, fixtures and equipment comprising the Borrower’s facility located in Winchester, Kentucky, and (iii) the rights of the Borrower under any contract, lease, permit, license, franchise or other agreement which prohibits the grant of a security interest therein, but only to the extent that (x) such prohibition is not ineffective under Section 9-406 or 9-408, as applicable, of the Maryland Uniform Commercial Code and (y) any required consents to the grant of such security interest have not been obtained.

     “Collection Account” means a bank account designated by the Lender from which the Lender alone has power of access and withdrawal.

     “Commercial Account” means the commercial checking account to be established and maintained by the Borrower with the Lender and which may be utilized as the means of disbursing the proceeds of the Loans.

     “Credit Line” means the line of credit established by the Lender in favor of the borrower under this Agreement.

     “Default” means any event, occurrence or omission which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

     “Default Rate” means the floating and fluctuating rate obtained by adding two percentage points (2.00%) to the rate at which interest would accrue on the unpaid principal balance of the Loans absent the existence of any Event of Default.

     “EBITDA” means, with respect to the Borrower, for any applicable period, the net income of the Borrower and its Subsidiaries for such period (before deducting the provision for taxes), plus the interest expense, depreciation and amortization of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     “Eligible Accounts” means those Accounts which are acceptable to the Lender, in its discretion exercised in a manner consistent with its usual practices. The criteria for eligibility may be fixed and revised from time to time by the Lender in its discretion in a manner consistent with its usual practices. An account in no event shall be deemed eligible unless: (a) the Account arises from goods sold or leased or from services performed in the ordinary course of business of the Borrower; (b) the delivery of the goods or the performance of the services has been completed; (c) no return, rejection, or repossession has occurred; (d) the goods delivered or the services performed have been finally and unconditionally accepted by the Account Debtor without dispute, objection, complaint, offset, defense, counterclaim, adjustment or allowance; (e) the Account Debtor’s obligation to pay the Account is not subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Accounts in connection with which Account Debtors are entitled to return Inventory solely on the basis of the quality of such Inventory) or consignment basis; (f) no more than ninety (90) days have elapsed from the billing or invoice date and no more than sixty (60) days have elapsed from the due date; (g) no prior, contemporaneous, or subsequent assignment, claim, lien, or security interest, other than that of the Lender, applies to the Account; (h) no bankruptcy or insolvency proceedings or payment moratoriums of any kind apply to the Account; (i) the Account Debtor is not, in the Lender’s sole but reasonable opinion, unlikely to pay because of death, incompetency, disappearance, potential bankruptcy, insolvency, damage to or disposition of the goods, default, or any other reason whatsoever; (j) the Lender has not, by notice to the Borrower, in the Lender’s sole discretion, deemed the Account unsatisfactory for any reason; (k) no bonding company or surety asserts or has the ability to assert any claim based upon the legal doctrine of equitable subrogation, or under any other right to claim a lien into or right to payment of the Account; (l) the Account does not arise from or pertain to any transaction with any Affiliate; (m) excluding those Accounts for which Mead Johnson B.V. is the Account Debtor, the Account is not payable from any Account Debtor located outside of the geographic boundaries of the United States of America (unless such Account is fully secured by a letter of credit or credit insurance acceptable to the Lender); (n) the Borrower is legally empowered to collect the Account against the Account Debtor in the jurisdiction in which the Account Debtor is located; (o) the Account is not payable by an Account Debtor with respect to which more than 50% of the dollar amount of that Account Debtor’s Receivables to the Borrower are more than ninety (90) days due from the date of invoice or more than sixty (60) days due from the due date; (p) the Account does not arise from any contract or agreement with any federal, state, local or foreign government unless such governmental authority is the United States of America or an agency or representative thereof and the Lender has obtained full compliance to its complete satisfaction with all provisions necessary to protect the Lender’s interests under The Assignment of Claims Act of 1940, as amended, and all regulations promulgated thereunder, and all other applicable federal procurement laws and regulations; and (q) the Lender has a perfected first priority security interest therein. An Account which otherwise satisfies the Lender’s criteria for eligibility shall also be subject to the following eligibility limitations: (i) if the Account is payable by an Account Debtor to whom the Borrower owes money, only the portion of the Account in excess of the amount owed by the Borrower to the Account Debtor may be eligible; (ii) if the Account is due from an Account Debtor whose Accounts in the aggregate constitute in excess of 50% of all of the Accounts of the Borrower, only the portion of the aggregate amount of the Accounts from that Account Debtor which does not exceed 50% of all of the Accounts of the Borrower may be eligible (and for purposes of this item (ii), Mead Johnson B.V. and Mead Johnson Nutritionals shall be considered separate Account Debtors, notwithstanding any affiliation); and (iii) to the extent the Account contains finance charges, delivery charges or sales taxes, such finance charges, delivery charges or sales taxes shall not be eligible.

     “Eligible Inventory” means all Inventory owned by the Borrower which is acceptable to the Lender, in its discretion exercised in a manner consistent with its usual practices, to be included in the calculation of the Borrowing Base. The criteria for eligibility may be fixed and revised by the Lender from time to time in its discretion in a manner consistent with its usual practices. Inventory in no event shall be deemed to be eligible unless: (a) the Lender has a first priority perfected security interest in its Inventory; (b) it is normally and currently saleable in the ordinary course of business of the Borrower; (c) it constitutes finished goods (including Dutch State Mines (DSM) purchased oil), not raw materials or work in process; (d) it is located on the premises owned or leased by the Borrower (including space rented by the Borrower in a warehouse) and, if leased, subject to item (j) below; (e) it does not consist of obsolete, returned or repossessed items of Inventory or used goods or goods taken in trade; (f) it does not consist of slow moving items or items determined by the Lender in its sole discretion to be stale or dated merchandise; (g) it does not consist of packing materials, catalogs, promotion materials, items used as demonstrators, prototypes, or salesman’s samples; (h) it does not consist of an item consigned to the Borrower or with respect to which any person claims a lien; (i) it has not been consigned by the Borrower to a consignee; (j) it is not held by any person (other than the Borrower) or located upon any premises not owned in fee simple by the Borrower unless such person or the owner of such premises has executed a lien waiver agreement in form and substance satisfactory to the Lender; and (k) it has not been deemed unsatisfactory by the Lender for any reason, in the Lender’s sole but reasonable discretion, by written notice to the Borrower. The value of any Inventory deemed to meet the criteria for Eligible Inventory shall be determined at the least of: (i) the Borrower’s net purchase or manufacturing cost; (ii) the lowest then-existing market price; (iii) the Borrower’s lowest selling price, less estimated expenses for packing, selling and delivery; or (iv) any price ceiling which may be established by governmental order, regulation, or restriction. The Lender shall be the discretionary judge of the value of any Inventory, based upon such information as it deems, in its discretion, to be relevant or applicable in making that determination.

     “Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA.

     “Environmental laws” means individually or collectively any applicable local, state or federal law, statute, rule, regulation, order, ordinance, common law, permit or license term or condition, or state superlien or environmental clean-up or environmental disclosure statutes pertaining to the environment or to environmental contamination, regulation, management, control, treatment, storage, disposal, containment, removal, clean-up, reporting, or disclosure, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including, but not limited to, the Superfund Amendments and Reauthorization Act); the Resource Conservation and Recovery Act, as amended (including, but not limited to, the Hazardous and Solid Waste Amendments of 1984); the Toxic Substances Control Act, as amended; the Clean Water Act, as now or hereafter amended; the Safe Drinking Water Act, as amended; or the Clean Air Act, as amended.

     “EPA Permit” has the meaning given that term in Section 4.23 of this Agreement.

     “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations issued thereunder, as amended from time to time and any successor statute.

     “ERISA Affiliate” means, in relation to any person, any trade or business (whether or not incorporated) which is a member of a group of which that person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Code.

     “ERISA Liabilities” means the aggregate of all unfunded vested benefits under any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, of the Borrower or any ERISA Affiliate of the Borrower under any plan covered by ERISA that is not a Multiemployer Plan and all potential withdrawal liabilities of the Borrower or any ERISA Affiliate under all Multiemployer Plans.

     “Event of Default” means any of the events set forth in Section 7.1 of this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other expressly stated condition, has been satisfied.

     “Facilities” means all real property and the improvements thereon used or occupied or leased by the Borrower or otherwise used at any time by the Borrower in the operation of its business or for the manufacture, storage, or location of any of the Collateral.

     “Fiscal Year” means the fiscal year of the Borrower which is the twelve (12) month accounting period commencing November 1 of each calendar year and ending the following October 31, subject to change by the Borrower in accordance with the provisions hereof.

     “GAAP” means generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained throughout the periods indicated.

     “Guaranteed Pension Plan” means any pension plan maintained by the Borrower or an ERISA Affiliate of the Borrower, or to which the Borrower or an ERISA Affiliate contributes, some or all of the benefits under which are guaranteed by the United States Pension Benefit Guaranty Corporation.

     “Guarantors” means collectively all persons which shall have executed and delivered a guaranty agreement as required by Section 5.19 hereof.

     “Guaranty Agreements” means collectively the Guaranty Agreements executed from time to time by the Guarantors for the benefit of the Lender.

     “Guaranty Indebtedness” means any obligation, contingent or otherwise, of any referenced person directly or indirectly guaranteeing any debt or obligation of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm’s length price in the ordinary course of business); or (b) entered into for the purpose of assuring in any other manner the holder of such debt or obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part) The term Guaranty Indebtedness shall not include endorsements for collection or deposit in the ordinary course of business.

     “Hedge” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) between the Lender or any of its affiliates and the Borrower or any of its Affiliates, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind between the Lender and any of its affiliates and the Borrower any of its Affiliates, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities of the Borrower under any such Master Agreement.

     “Hedge Exposure Amount” means, as of any day, the amount determined by the Lender, in accordance with its usual policies, to be the credit exposure allocated to all Hedges then in effect; provided, that in no event will the Hedge Exposure Amount be less than $0.00.

     “Indebtedness” means, as to any referenced person (determined without duplication): (a) indebtedness of such person for borrowed money (whether by loan or the issuance and sale of debt securities), or for the deferred purchase or acquisition price of property or services (other than accounts payable incurred in the ordinary course of business); (b) obligations of such person in respect of letters of credit or similar instruments issued or accepted by financial institutions for the account of such person (whether or not such obligations are contingent); (c) Capital Lease Obligations of such person; (d) obligations of such person to redeem or otherwise retire equity interests in such person; (e) as to any contract of a type described in the definition of “Hedge”, regardless of whether such contract is made with the Lender, after taking into account the effect of any legally enforceable netting agreement relating to such contract, (i) for any date on or after the date such contract has been closed out and termination value determined in accordance therewith, such termination value, and (ii) for any date prior to the date referenced in clause (i), the amount determined as the mark-to-market value for such contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such contract (which may include the Lender or any affiliate of the Lender); (f) indebtedness of others of the type described in clause (a), (b), (c), (d) or (e) above secured by a lien on any of the property of such person, whether or not the respective obligation so secured has been assumed by such person; and (g) Guaranty Indebtedness.

     “Intellectual Property” means all of the Borrower’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in all of the following property: (a) all domestic and foreign copyrights, copyright registrations and copyright applications, whether or not registered or filed with any governmental authority, (b) all domestic and foreign trademarks, trademark registrations, trademark applications, trade names, service marks, certification marks, logos and other source business identifiers, whether or not registered or filed with any governmental authority, and (c) all United States and foreign patents, and pending and abandoned United States and foreign patent applications, including, without limitation, the inventions and improvements described or claimed therein, together with (i) all renewals, reissues, divisions, continuations, certificates of reexamination, extensions and continuations-in-part of all of the foregoing, (ii) all present and future rights of the Borrower under all present and future license agreements relating to all of the foregoing, whether the Borrower is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Borrower under all of the foregoing or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Borrower’s present and future claims, causes of action and rights to sue for past, present or future infringements of all of the foregoing, (e) all rights corresponding thereto throughout the world, (f) all goodwill of the Borrower in connection with the use of, and symbolized by, any of the foregoing, and (g) all proceeds of all of the foregoing.

     “Insolvency Proceedings” means, with respect to any referenced person, any case or proceeding commenced by or against such person, under any provision of the United States Bankruptcy Code, as amended, or under any other federal or state bankruptcy or insolvency law, or any assignments for the benefit of creditors, formal or informal moratoriums, receiverships, compositions or extensions with some or all creditors with respect to any indebtedness of such person.

     “Inventory” shall have the same meaning as provided to such term in the Uniform Commercial Code - Secured Transactions, Title 9, Commercial Law Article, Annotated Code of Maryland, as amended, together with all of the Borrower’s goods, merchandise, materials, raw materials, goods in process, finished goods, work in progress, bindings or component materials, packaging and shipping materials and other tangible or intangible personal property, now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or which contribute to the finished products or the sale, promotion, storage and shipment thereof, whether located at facilities owned or leased by the Borrower, in the course of transport to or from Account Debtors, used for demonstration, placed on consignment, or held at storage locations.

     “LC Application” has the meaning given in Subsection 2.1.4(c) hereof.

     “LC Obligations” means, as of any time of determination, the sum of (a) the aggregate of the Stated Amounts of all Letters of Credit, plus (b) the amount, if any, of all amounts drawn under the Letters of Credit and not fully reimbursed to the Lender (either by the making of a Loan for such purpose or otherwise).

     “Lender Expenses” means the out-of-pocket expenses or costs incurred by the Lender arising out of, pertaining to, or in any way connected with this Agreement, any of the other Loan Documents or the Obligations, or any documents executed in connection herewith or transactions hereunder. The term “Lender Expenses” shall include, without limitation: (a) the reasonable costs or expenses required to be paid by the Borrower pursuant to this Agreement or any of the Loan Document; (b) taxes and insurance premiums advanced or otherwise paid by the Lender in connection with the Collateral or on behalf of the Borrower; (c) filing, recording, title insurance, environmental and consulting fees, audit fees, search fees and other expenses paid or incurred by the Lender in connection with the Lender’s transactions with the Borrower and incurred pursuant to the Loan Documents; (d) reasonable costs and expenses incurred by the Lender in the collection of the Accounts (with or without the institution of legal action), or to enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral or any other property of the Borrower whether or not a sale is consummated; (e) reasonable costs and expenses of litigation incurred by the Lender, or any participant of the Lender in any of the Obligations, in enforcing or defending this Agreement or any portion hereof or in collecting any of the Obligations; (f) reasonable attorneys’ fees and expenses incurred by the Lender in obtaining advice or the services of its attorneys with respect to the structuring, drafting, negotiating, reviewing, amending, terminating, enforcing or defending of this Agreement, or any portion hereof or any agreement or matter related hereto, whether or not litigation is instituted; and (g) reasonable and itemized travel expenses related to any of the foregoing.

     “Letters of Credit” means collectively letters of credit issued from time to time by the Lender for the account or benefit of the Borrower.

     “Letter of Credit Sublimit” means $1,500,000.

     “Loan” has the meaning given in Subsection 2.1.1 hereof.

     “Loan Documents” means all agreements, instruments and documents, including without limitation each document listed as a “Loan Document” on a Closing Index of even date herewith, together with all other loan agreements (including without limitation this Agreement), notes (including without limitation the Note), guarantees, subordination agreements, intercreditor agreements, pledges, affidavits, powers of attorney, consents, assignments, landlord and mortgage waivers, collateral assignments, reimbursement agreements, contracts, notices, leases, financing statements, mortgages, deeds of trusts, assignments of rents or contract proceeds, intellectual property security agreements, pledges, LC Applications, Interest Rate Hedge, and all other written matter, whether heretofore, now or hereafter executed by or on behalf of the Borrower or any of the Guarantors in connection with any of the Obligations.

     “Lock Box” has the meaning given that term in Section 3.5 of this Agreement.

     “Material Adverse Event” means the occurrence of any event, condition, or omission which could reasonably be expected to have a material adverse effect upon: (a) the financial condition, results of operations, properties, assets, liabilities (including, without limitation, tax liabilities, liabilities under Environmental laws, and ERISA Liabilities), businesses, operations, licenses or franchises of the Borrower (taken as a whole); (b) the ability of the Borrower to perform any of the Obligations when and as required by the terms of the Loan Documents; (c) the rights and remedies of the Lender as provided by the Loan Documents; or (d) the value, condition, use, or availability of any of the Collateral or upon any material portion of the Lender’s liens and security interests securing the Obligations.

     “Maximum Credit Amount” means as of any day (a) $10,000,000 minus (b) the Hedge Exposure Amount in effect for such day.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of the Borrower, or any ERISA Affiliate of the Borrower.

     “Note” has the meaning given in Section 2.3 hereof.

     “Obligations” means collectively all of the obligations of the Borrower to pay to the Lender: (a) sums due to the Lender arising out of or in connection with the Credit Line or otherwise pursuant to the terms of the Loan Documents; (b) indemnification obligations owed by the Borrower to the Lender in accordance with the terms of the Loan Documents; (c) Lender Expenses; (d) overdrafts of the Borrower upon any accounts with the Lender; (e) payments, duties or obligations owed to the Lender arising from or with respect to any Hedge; (f) any sums owed to the Lender arising out of or relating to any Letters of Credit including, without limitation, all Reimbursement Obligations, and obligations to pay Letter of Credit fees; (g) all duties of payment and performance owed to the Lender in connection with any guaranties; (h) all other indebtedness or liability of the Borrower to the Lender, whether direct or indirect, joint or several, absolute or contingent, contemplated or not presently contemplated, now existing or hereafter arising; and (i) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of the Borrower being avoided or set aside for any reason including, without limitation, any payment being avoided as a preference under Sections 547 and 550 of the United States Bankruptcy Code, as amended, or under any state law governing insolvency or creditors’ rights.

     “Outstanding Credit Amount” means as of any time of determination, the sum of (a) the aggregate principal amount of the Loans then outstanding, plus (b) the amount of the LC Obligations then outstanding.

     “Permitted Liens” means: (a) liens for taxes, assessments, or similar charges incurred in the ordinary course of business that are not yet due and payable or which are being contested in compliance with the provisions of Section 5.8 hereof; (b) liens in favor of the Lender; (c) any existing liens specifically described on Schedule 1.1(a) hereof; (d) any lien on specifically allocated money or securities to secure payments under workmen’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (e) purchase money security interests in Equipment (and security interests in Equipment securing the refinancing of Indebtedness previously secured by a purchase money security interest therein) not to exceed in aggregate amount outstanding at any one time the sum of One Million Dollars ($1,000,000), provided that such purchase money security interests do not attach to any to any assets other than the specific item(s) of Equipment acquired with the proceeds of the loan secured by such purchase money security interests and the proceeds thereof; (f) interests of lessors under Capital Leases, (g) liens on and security interests in property which is not part of the Collateral; (h) liens of carriers, warehousemen, mechanics, materialmen and landlords arising in the ordinary course of business for sums not overdue or sums being diligently contested in good faith by appropriate procedures and for which adequate reserves have been set aside; and (i) subsequently arising liens which are expressly approved in advance of the creation of any such liens by the Lender in writing.

     “Prime Rate” means a fluctuating annual rate of interest equal to the greater of: (i) that rate announced from time to time by the Lender as its “prime rate;” or (ii) the rate obtained by adding one percent (1%) to the average rate, rounded to the nearest one-tenth of one percent, for three month maturity dealer placed commercial paper for the week most recently reported in the Federal Reserve Statistical Release No. H.15(519) entitled “Selected Interest Rates” or any succeeding publication.

     “Receivables” means all of the Accounts, Instruments, Documents, General Intangibles, Chattel Paper, notes, notes receivable, drafts, acceptances, and choses in action, of the Borrower, now existing or hereafter created or acquired, and all proceeds and products thereof, and all rights thereto, arising from the sale or lease of or the providing of Inventory, Goods, or services by the Borrower to Account Debtors, as well as all other rights, contingent or non-contingent, of any kind of the Borrower to receive payment, benefit, or credit from any person.

     “Records” means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary, computer or machine language.

     “Regulated Substance” means any substance which, pursuant to any Environmental law, is identified as a hazardous substance (or other term having similar import) or is otherwise subject to special requirements in connection with the use, storage, transportation, disposition or other handling thereof.

     “Reimbursement Obligation” means the Borrower’s obligation to reimburse the Lender for each amount paid by the Lender pursuant to any drawing under any Letter of Credit.

     “Release” means a “release” as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended.

     “Required EBITDA means, with respect to the Borrower, for each period indicated below, the corresponding amount specified below as the Required EBITDA:

Period	Required EBITDA
Quarter ending April 30, 2003	$1,000,000
Quarter ending July 31, 2003	$2,000,000
Quarter ending October 31, 2003	$3,000,000
Quarter ending January 31, 2004	$5,000,000

     “Restricted Payment” means collectively: (a) any redemption, purchase or other acquisition for value, direct or indirect, by the Borrower of any equity interest in the Borrower now or hereafter outstanding (other than repurchases of shares held by employees or directors pursuant to the terms of any restricted share plan); or (b) any payment made by the Borrower to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests in the Borrower now or hereafter outstanding.

     “Solvent” means, as to any referenced person, that as of the date of determination both: (a) (i) the then fair saleable value of the property of such person is greater than the total amount of liabilities (including contingent liabilities) of such person and is not less than the amount that will be required to pay the probable liabilities on such person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such person; (ii) such person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability

     “Stated Amount” means, with respect to any Letter of Credit, the maximum amount available to be drawn thereunder, without regard to whether any of the conditions required for the making of a drawing thereunder are satisfied.

     “Subsidiary” means, with respect to any person, any other person of which securities or other ownership interests representing an aggregate of fifty percent (50%) of more of the equity or the ordinary voting power are, at the time as of which any determination is being made, owned or controlled directly, or indirectly through one or more intermediaries, by such person.

     “Termination Date” means February 28, 2004.

     “Termination Event” means: (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, but not including any such event for which the 30-day notice requirement has been waived by applicable regulation; (b) the withdrawal of the Borrower or an ERISA Affiliate of the Borrower from a Guaranteed Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Guaranteed Pension Plan or the treatment of a Guaranteed Pension Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Guaranteed Pension Plan by the Pension Benefit Guaranty Corporation; (e) the withdrawal or partial withdrawal of the Borrower or an ERISA Affiliate of the Borrower from a Multiemployer Plan; or (f) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Guaranteed Pension Plan.

     Section 1.2 Accounting Terms; Rules of Construction. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and compliance with the financial covenants set forth herein shall be determined, in accordance with GAAP. The singular shall include the plural and the plural may refer to only the singular; the use of any gender shall be applicable to all genders; the headings, captions and any table of contents or index contained herein are for the purpose of convenience only and are not a part of this Agreement. Except where the context clearly requires otherwise, when used in this Agreement, the words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not only to any particular provision of this Agreement; and the words “section,” “subsection,” “attachment,” “schedule” and “exhibit” shall refer to sections and subsections of, and attachments, schedules and exhibits to, this Agreement; the words “include,” “included,” “including,” “includes” and words of similar import shall be deemed to be followed by the words “without limitation;” the word “law” means and includes any ordinance, statute, rule, regulation, order, injunction, writ or decree of any government or political subdivision or agency or instrumentality thereof, or any court or similar entity established by any thereof; the word “person” shall include any natural person, corporation, partnership, limited liability company, trust, unincorporated association, governmental authority, or other entity of any kind; and in each instance in which a provision of this Agreement refers to an “agreement” of a person, such reference shall mean any applicable covenant, promise, representation, warranty or other undertaking.

ARTICLE 2 - THE CREDIT LINE; LETTERS OF CREDIT; HEDGES

     Section 2.1. Credit Line.

          2.1.1 Loans. Upon request of the Borrower from time to time during the period from and including the Closing Date until the Termination Date or any earlier date on which the Credit Line shall be terminated in accordance with this Agreement, subject to the terms and conditions set forth herein (including the conditions precedent set forth in Section 2.10), the Lender shall make loans or advances to the Borrower from time to time (each such loan or advance is referred to herein as a “Loan”) in an aggregate principal amount of up to $10,000,000 outstanding at any one time; provided, however that in no event shall the Lender have any obligation to make any Loan if, after giving effect thereto, the Outstanding Credit Amount shall exceed the lesser of (i) the Borrowing Base then in effect and (ii) the Maximum Credit Amount. Without limiting any other provision of this Agreement, the Lender is hereby irrevocably and unconditionally authorized, upon any drawing under any Letter of Credit not otherwise immediately reimbursed by the Borrower, to make a Loan to the Borrower in the amount of such drawing and apply the proceeds of such Loan directly to the Reimbursement Obligation owing in respect of such drawing; in the event that the conditions for the making of a Loan hereunder are not then satisfied, the Lender shall nonetheless have the right, but not the obligation, to make any such Loan for such purpose.

          2.1.2 Use of Proceeds of Loans. The Borrower shall use the proceeds of the Loans solely for the Borrower’s general corporate purposes.

          2.1.3 Repayment of Principal of Loans; Mandatory Prepayment . All amounts outstanding under the Loans, including the principal thereof, all accrued unpaid interest thereon and any and all applicable fees, charges and other amounts owing by the Borrower under this Agreement, shall be absolutely due and payable on the Termination Date or any earlier date on which the Credit Line is terminated in accordance with this Agreement. In addition, on any date on which the Outstanding Credit Amount exceeds the lesser of (i) the Maximum Credit Amount and (ii) the Borrowing Base then in effect, the Borrower shall make a mandatory prepayment of Loans in a principal amount equal to such excess.

          2.1.4 Letters of Credit. From time to time until the Termination Date, the Borrower may request, and the Lender, upon any such request but subject to the terms and conditions set forth herein, shall provide, standby or commercial Letters of Credit for the account of the Borrower in amounts up to the limits set forth in this part and otherwise in accordance with the terms and conditions set forth in this part and subject to the further conditions precedent set forth in Section 2.10 hereof:

               (a) Limitation on Amount of Letters of Credit. Each Letter of Credit shall be issued in the amount specified by the Borrower in the LC Application (defined below) therefor submitted by the Borrower; provided, that (i) no Letter of Credit shall be issued in an amount which would cause the aggregate amount of the LC Obligations to exceed the Letter of Credit Sublimit, and (ii) no Letter of Credit shall be issued in an amount which would cause the Outstanding Credit Amount, after giving effect to the requested Letter of Credit, to exceed the Maximum Credit Amount.

               (b) Term. Unless otherwise specifically and in writing agreed by the Lender, no Letter of Credit shall have a term in excess of 12 months, and no Letter of Credit shall be renewed or extended unless the conditions precedent to issuance of Letters of Credit are satisfied with respect to such Letter of Credit, as renewed.

               (c) LC Application. Without limiting any other conditions to the Lender’s agreement to issue any Letter of Credit hereunder, the Lender shall have no obligation to issue any Letter of Credit except upon the delivery by the Borrower of an Application for Letter of Credit with respect thereto in form and substance satisfactory to the Lender, with all applicable information completed in accordance with terms approved by the Lender, executed by the Borrower (each such Application for Letter of Credit is referred to herein as an “LC Application”; “LC Application” shall include each Application for Letter of Credit made with respect to those Letters of Credit issued before the execution and delivery of this Agreement). Each Letter of Credit issued shall be in a form satisfactory to the Lender and the terms and conditions thereof shall be as indicated in the applicable LC Application and any other documentation executed by the Borrower and delivered to and approved by the Lender in connection with the issuance of such Letter of Credit. Without limiting any obligations of the Borrower set forth in any LC Application, the Borrower hereby promises to pay to the Lender, upon demand, the full amount of all Reimbursement Obligations not otherwise paid with the proceeds of a Loan made pursuant to subsection 2.1.1 hereof, together with interest thereon until paid in full at the floating annual rate equal to the Default Rate obtained from time to time, unless a different rate is specified in the applicable LC Application. The Borrower hereby waives presentment, notice of dishonor and protest with respect to each amount which becomes owing by the Borrower to the Lender in connection with any Letter of Credit.

               (d) Letter of Credit Fees. Upon the issuance (and each renewal or extension, as applicable) of each Letter of Credit, the Lender shall have earned a non-refundable Letter of Credit fee, calculated on an annual basis (using a 360-day year applied to the actual number of calendar days to elapse in the applicable period) for the period beginning on and including the date of issuance thereof (and each date of extension, as applicable) and ending on and including the expiration date thereof, in an amount obtained by applying the Letter of Credit Fee Rate to the Stated Amount of the Letter of Credit as of such date of issuance (or renewal or extension, as the case may be). The “Letter of Credit Fee Rate” is (i) 1.25% per annum, except as may otherwise be agreed in writing by the lender and the Borrower with respect to any Letter of Credit. The Letter of Credit fees shall be payable by the Borrower, with respect to each Letter of Credit, in advance on each issuance, renewal or extension date.

               (e) Payment Obligations Unconditional. The payment obligations of the Borrower under this subsection 2.1.4 shall be unconditional and irrevocable and shall be paid strictly in accordance with this Agreement and the applicable LC Applications regardless of the circumstances. Without limiting the foregoing, none of the following circumstances shall reduce, discharge, stay, defer or impair in any other manner the payment obligations of the Borrowers under this part:

                           (i) any lack of validity or enforceability of any Letter of Credit, any LC Application, this Agreement or any related document;

                           (ii) any amendment, waiver, release or termination of or any consent to departure from the terms of any Letter of Credit, any LC Application, this Agreement or any related document;

                           (iii) any extension of time or other modification or the terms and conditions governing the making and honoring of any drawing, or any extension of time or other modification of the terms and conditions for any other act to be performed under the terms of any Letter of Credit;

                           (iv) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against any beneficiary under, or any transferee of, any Letter of Credit (or any person for whom any such beneficiary or transferee may hold a Letter of Credit or any interest therein), or the Lender or any other person, regardless of whether such claim, set-off, defense or other right is held or asserted in connection with this Agreement or any unrelated transaction;

                           (v) the surrender or impairment of any security for the Obligations;

                           (vi) any demand, draft, certification, statement or any other document presented under any Letter of Credit being forged or otherwise fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (vii) payment by the Lender under any Letter of Credit against presentation of a draft, certificate or other documentation which does not comply with the terms of such Letter of Credit, except to the extent that such payment constitutes gross negligence or willful misconduct of the Lender; or

                           (viii) any other circumstance or occurrence whatsoever, whether or not similar to any of the foregoing, except to the extent resulting principally from the gross negligence or willful misconduct of the Lender.

               (f) Subrogation to and Assignment of Beneficiary’s Rights. In each instance in which the Lender honors any drawing under any Letter of Credit, the Lender shall be subrogated to all of the rights of the beneficiary and all of the rights of any other person having any beneficial interest in the amounts drawn under such Letter of Credit (whether held against the Borrower or any other person or against any monies or property) and, immediately upon payment to such person of amounts drawn under such Letter of Credit, the Lender shall be entitled to an assignment of such rights, in form and substance satisfactory to the Lender. Such rights of subrogation shall be in addition to all other rights of the Lender under this Agreement, the related loan documents and applicable law. The Borrower shall have the obligation to do all things and take all such action, at the Borrower’s sole expense, as may be required from time to time to confirm or establish the Lender’s right of subrogation, as aforesaid.

               (g) Issuance of Letters of Credit Subject to Applicable Law. The Lender shall have no obligation to issue any Letter of Credit if, in the Lender’s good faith determination, such issuance (i) would violate any applicable law or any other guideline or directive (whether or not having the force of law)

issued by any governmental authority having supervisory or other regulatory authority over the Lender, if it is the Lender’s usual practice to comply with guidelines or directives issued by such governmental authority, or (ii) would subject the Lender to any cost or to any reduction in the amounts or rate of return to be received by the Lender with respect to the Credit Line (other than costs or reductions which would be applicable under the laws, guidelines and directives applicable to the Lender or Letters of Credit issued hereunder and in effect on the Effective Date) unless the Lender shall have received from the Borrower an amount deemed by the Lender to be sufficient to fully compensate the Lender for any such cost or reduction in amounts or rate of return to be received by the Lender.

          2.1.5 Hedges . From time to time, the Borrower may request, and the Lender, upon any such request but subject to the terms and conditions set forth herein, and also in the Lender’s sole and absolute discretion, may enter into any Hedge with the Borrower upon terms and conditions mutually satisfactory to the Lender and the Borrower. Without limiting the Lender’s discretion in any such matter, the parties anticipate that no Hedge will be made which shall cause the Hedge Exposure Amount to exceed $1,000,000.

          2.1.6 Deposit of Cash Collateral For LC Obligations and Hedge Exposure Amount Upon Termination of Credit Line. If, on or after the Termination Date or on any other date on which the Credit Line is otherwise terminated in accordance with this Agreement, any Letter of Credit remains outstanding or any Hedge remains in effect, the Borrower shall, without demand or the taking of any other action by the Lender, deposit with the Lender, in Dollars and in immediately available funds, the amount which is equal to the sum of (i) 101% of the aggregate of the Stated Amounts of such Letters of Credit, plus (ii) the Hedge Exposure Amount (the sum of (i) and (ii) as of any applicable determination date on or after the termination of the Credit Line shall be referred to as the “Cash Collateral Requirement”), which funds shall be held by the Lender in a restricted collateral account maintained by the Lender in its own name, for the purpose of providing the Lender security for and a source for reimbursement for drawings and acceptances paid under such Letters of Credit and security for the payment to the Lender of amounts payable by the Borrower to the Lender under such Hedges (the amount on deposit in the aforesaid restricted collateral account from time to time shall be referred to herein as the “Cash Collateral Balance”). From time to time, upon the expiration or surrender of any such outstanding Letter of Credit or the termination of such Hedge(s), after receiving payment of the Reimbursement Obligations in respect of such Letters of Credit and, if any, the accrued unpaid interest thereon, and, as applicable, amounts payable to the Lender in connection with the termination of such Hedge(s), the Lender shall promptly remit to the Borrower, from the remaining balance of such collateral account, the amount equal to the excess of the Cash Collateral Balance over the Cash Collateral Requirement, provided that no Event of Default shall have occurred and be continuing. The aforesaid collateral account shall be an interest bearing account of a type then generally offered by the Lender in the ordinary course of its business as a depository institution and shall be mutually satisfactory to the Lender and the Borrower, provided that if such account is a time deposit account, the term or terms for which the rate or rates applicable to such account is fixed shall end on or before the expiration date(s) of the Letter(s) of Credit in respect of which such account is established. Upon any drawing on any of such Letters of Credit or upon any amount becoming due and payable to the Lender under any Hedge, the Lender shall be, and hereby irrevocably is, authorized to apply the amounts in such collateral account against the obligation becoming due in connection with such drawing or such Hedge, as the case may be; provided, however, that prior to such application, the amounts contained in the applicable collateral account shall be applied to pay any applicable early withdrawal fees, breakage costs or similar charges incurred upon the liquidation of such collateral account. The amount of any deposit required pursuant to this Section shall be considered to constitute a principal obligation then due and payable for purposes of determining the amount owing by Borrower hereunder, including any such determination made in connection with an action brought to enforce the payment of the Obligations.

     Section 2.2 Interest on the Loans. Interest on the Loans shall accrue on the outstanding principal balance of each Loan at a floating and fluctuating per annum rate which for each day shall be equal to the rate obtained by adding the Applicable Margin then in effect to the Prime Rate then in effect; provided, that for each day on which any Event of Default has occurred and is continuing, the applicable interest rate shall be the Default Rate in effect for such day. All computations of interest payable under this Agreement and the Note shall be made on the basis of a three hundred sixty (360) day year, for actual days elapsed. Interest shall continue to accrue on each Loan as provided herein until full payment thereof. Interest on each outstanding Loan shall be due and payable on each of the following dates: (i) on the first day of each calendar month until the earlier of the Termination Date or the full repayment of such Loan, (ii) on the Termination Date and on any other date on which the principal of such Loan becomes due and payable (whether by acceleration or otherwise), and (iii) after the Termination Date or any other date on which the principal of such Loan becomes due and payable, upon demand until all Obligations are paid in full. Interest accrued upon the Loans and the Reimbursement Obligations shall be computed on outstanding balances as reflected on the Lender’s books and records.

     Section 2.3 Note. The Borrower shall execute and deliver to the Lender the Borrower’s Revolving Credit Note made to the order of the Lender in the stated principal amount of $10,000,000.00, in substantially the form of Exhibit A attached hereto (as the same may be extended, renewed, or otherwise modified or replaced from time to time, the “Note”), which instrument shall evidence the Borrower’s obligation to pay to the Lender all amounts outstanding from time to time under the Loans, including principal, interest, charges and fees. The date and amounts of each Loan made by the Lender and each payment made by the Borrower shall be recorded by the Lender on the books and records of the Lender, but any failure to record such dates or amounts shall not relieve the Borrower of its duties and obligations under the Loan Documents.

     Section 2.4 Optional Prepayment. The Borrower may make optional prepayments of the Loans from time to time, without penalty or premium. Amounts prepaid may be readvanced subject to the terms and conditions of this Agreement.

     Section 2.5 Commitment Fee. On the Closing Date, the Borrower shall have paid to the Lender the full amount of the commitment fee described in the commitment letter dated January 23, 2003 issued by the Lender to the Borrower, in the amount of $20,000, which shall be non-refundable. Such commitment fee has been fully earned by the Lender.

     Section 2.6 Reinstatement of Avoided Payments. If any amount received by the Lender on account of the Obligations is required to be returned or paid to any Borrower or any other person pursuant to any insolvency or bankruptcy law or for any other reason (each such amount, together with any interest required to be paid by the Lender thereon, is referred to as an “Avoided Payment”), then as of the date the Lender makes such return or other payment, (i) the Borrower’s agreements and obligations under the Loan Documents shall be reinstated, (ii) the amount of the Avoided Payment shall be reinstated as principal bearing interest at the Default Rate, and all such amounts shall be immediately due and payable (without presentment, demand, notice of default or protest, all of which are hereby waived by the Borrower). The provisions of this Section shall survive the termination of this Agreement.

     Section 2.7 Obligations Of Borrower Unconditional. The payment of the Obligations and the performance under all of the Borrower’s agreements under the Loan Documents shall be the absolute and unconditional joint and several duty and obligation of the Borrower, and shall be independent of any defense or any rights of set-off, recoupment or counterclaim which any Borrower might otherwise have against the Lender, and the Borrower shall pay absolutely all payments of principal, interest, fees and other amounts to be paid on account of the Obligations, free of any deduction and without abatement, diminution or set-off.

     Section 2.8. Capital Adequacy. If the Lender determines at any time that the adoption or implementation of any Capital Adequacy Requirement, or the compliance therewith by the Lender or any corporation or other person controlling the Lender, affects the amount of capital to be maintained by the Lender or any person controlling the Lender as a result of its obligations hereunder, or reduces the effective rate of return on the Lender’s or such controlling person’s capital to a level below that which the Lender or such controlling person would have achieved but for such Capital Adequacy Requirement as a consequence of its obligations hereunder (taking into consideration the Lender’s or such controlling person’s policies with respect to capital adequacy), then after submission by the Lender to the Borrower of a written request therefor and a statement of the basis for such determination, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the controlling person for the cost of maintaining the increased capital or for the reduction in the rate of return on capital, together with interest thereon at the highest rate of interest then in effect under the Note from the date the Lender requests such additional amounts until those amounts are paid in full.

     Section 2.9. Advancements. If the Borrower fails to perform any of its agreements or covenants contained in this Agreement or if the Borrower fails to protect or preserve the Collateral or the status and priority of the security interest of the Lender in the Collateral, the Lender may make advances to perform the same on behalf of the Borrower to protect or preserve the Collateral or the status and priority of the security interest of the Lender in the Collateral, and all sums so advanced shall immediately upon advance become secured by the security interests granted in this Agreement, and shall become part of the principal amount owed to the Lender with interest to be assessed at the applicable rate thereon and subject to the terms and provisions of this Agreement and all of the Loan Documents. The Borrower shall repay on demand all sums so advanced on the Borrower’s behalf, plus all expenses or costs incurred by the Lender, including reasonable legal fees, with interest thereon at the highest rate authorized in the Note. The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the Lender upon the occurrence of an Event of Default. The authorization contained in this Section is not intended to impose any duty or obligation on the Lender to perform any action or make any advancement on behalf of the Borrower and is intended to be for the sole benefit and protection of the Lender.

     Section 2.10 Conditions Precedent to Each Loan or Letter of Credit. Each Loan (including any Loan to be made on the Closing date) and each Letter of Credit (including any renewal or extension of any Letter of Credit) shall be subject to the satisfaction of all of the following conditions precedent:

          (a) The Lender shall have received a request for such Loan or Letter of Credit containing such information as the Lender may require and the Borrower shall have executed and delivered the Note, the LC Application or other applicable instrument which shall evidence the Borrower’s obligations with respect to such Loan or Letter of Credit;

          (b) After giving effect to such Loan or Letter of Credit, the limits set forth in Section 2.1 as to the maximum amounts of Loans or Letters of Credit hereunder shall not have been breached;

          (c) The Borrower shall have submitted to the Lender all Borrowing Base Certificates, financial statements and other reports or information then required to have been submitted by the Borrower under this Agreement;

          (d) Each matter represented or warranted by the Borrower under Article 4 of this Agreement shall be as so represented or warranted, in all material respects;

          (e) It shall not be unlawful for the Lender to provide the requested extension of credit or otherwise to perform the agreements of the Lender hereunder; and it shall not be unlawful for the Borrower or any Guarantor to perform the agreements of the Borrower or such Guarantor under the Loan Documents;

          (f) No Material Adverse Event shall have occurred and be continuing; and

          (g) No Event of Default or Default shall have occurred and be continuing.

ARTICLE 3 - SECURITY FOR THE OBLIGATIONS

     The payment, performance and satisfaction of the Obligations shall be secured by the following assurances of payment and security.

     Section 3.1. Grant Of Security Interest. In order to secure the repayment and performance of all Obligations, both currently existing and arising in the future, the Borrower grants to the Lender an immediate and continuing security interest in and to the Collateral. The Borrower further pledges, hypothecates and grants to the Lender a continuing security interest in and to, all amounts that may be owing at any time and from time to time by the Lender to the Borrower in any capacity, including but not limited to any balance or share belonging to the Borrower of any deposit or other account with the Lender, which security interest shall be independent of and in addition to any right of set-off to which the Lender may be entitled. The Lender shall have the right to require the Borrower to pledge and grant a security interest to the Lender in such additional security as the Lender may request from time to time in the event that the Lender deems itself to be insecure.

     Section 3.2 Proceeds And Products. The Lender’s security interests provided for herein shall apply to the proceeds, including but not limited to insurance proceeds, and the products of the Collateral.

     Section 3.3. Priority Of Security Interests. Each of the security interests, pledges, and liens granted by the Borrower to the Lender pursuant to any of the Loan Documents shall be perfected first priority security interests, pledges, and liens, except for Permitted Liens which by operation of law or the written consent of the Lender constitute prior encumbrances.

     Section 3.4. Future Advances. The security interests, liens, and pledges granted by the Borrower to the Lender pursuant to the Loan Documents shall secure all current and all future advances made by the Lender to the Borrower, or for the account or benefit of the Borrower, and the Lender may advance or readvance upon repayment by the Borrower all or any portion of the sums loaned to the Borrower and any such advance or readvance shall be fully secured by the security interests, liens, and pledges created by the Loan Documents.

     Section 3.5. Receivable Collections. The Borrower shall deposit into the Commercial Account, immediately upon receipt thereof, all cash, checks, drafts, and other instruments for the payment of money, properly endorsed, which have been received by the Borrower in full or partial payment of any Receivable; provided, the Borrower shall, if requested in writing by the Lender at any time following the occurrence of an Event of Default and while the same shall be continuing, deposit or cause to be deposited into the Collection Account all of such items of payment immediately upon receipt thereof. Prior to any such deposit by the Borrower into either the Commercial Account or the Collection Account, as the case may be, the Borrower will not commingle such items of payment with any of its other funds or property but will hold them separate and apart. Upon the written request of the Lender the Borrower shall instruct all of its Account Debtors to make all payments on the Borrower’s Receivables to a post office box in which the Lender alone shall have sole access (“Lock Box”). If payment of the Borrower’s Receivables is paid into the Lock Box the Lender shall, on each Business Day, withdraw the items of payment from the Lock Box and deposit them into the Commercial Account; provided, that if an Event of Default shall have occurred and be continuing, the Lender shall have the right to cause items or payment received in the Lock Box to be deposited into the Collection Account, and the Lender, from time to time, shall apply all of the collected funds held in the Collection Account toward payment of all or any part of the Obligations, whether or not then due, in such order of application as the Lender may determine. The Lender shall have no obligation to provide any provisional or other credit for any deposited funds which are not collected funds free of any rights of return.

     Section 3.6. Collection Of Receivables By Lender. The Lender shall have the right during any continuing Event of Default to send notices of assignment or notices of the Lender’s security interest to any and all Account Debtors or any third party holding or otherwise concerned with any of the Collateral, and thereafter the Lender shall have the sole right to collect the Receivables and to take possession of the Collateral and Records relating thereto. All of the Lender’s collection expenses shall be charged to the Borrower’s accounts and added to the Obligations. During any continuing Event of Default the Lender shall have the right to receive, indorse, assign and deliver in the Lender’s name or the Borrower’s name any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and the Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. If the Lender is collecting the Receivables, the Borrower hereby constitutes the Lender or the Lender’s designee as its attorney-in-fact with power with respect to the Receivables: (a) to indorse its name upon all notes, acceptances, checks, drafts, money orders or other evidences of payment of Collateral that may come into the Lender’s possession; (b) to sign its name on any invoices relating to any of the Receivables, drafts against Account Debtors, assignments and verifications of Receivables and notices to Account Debtors; (c) to send verifications of Receivables to any Account Debtor; (d) to notify the Post Office to change the address for delivery of mail addressed to it to such address as the Lender may designate; (e) to receive and open all mail addressed to it and to remove therefrom all cash, checks, drafts and other payments of money; and (f) to do all other acts and things necessary, proper, or convenient to carry out the terms and conditions and purposes and intent of this Agreement. All acts of such attorney or designee are hereby ratified and approved, and such attorney or designee shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law in accordance with this Agreement, with the exception of acts arising from willful misconduct of the Lender or gross negligence of the Lender. The power of attorney hereby granted, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid. The Lender, without notice to or consent from the Borrower, may sue upon or otherwise collect, extend the time of payment of or compromise or settle for cash, credit or otherwise upon any terms, any of the Receivables or any securities, instruments or insurances applicable thereto or release the obligor thereon. The Lender is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by the Borrower, all without discharging or in any way affecting the liability of the Borrower under the Loan Documents. The Lender does not, by anything herein or in any assignment or otherwise, assume any of the obligations of the Borrower under any contract or agreement assigned to the Lender, and the Lender shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.

     Section 3.7. Maintenance Of Principal Accounts. As further security for the Obligations, the Borrower shall maintain its principal operating accounts with the Lender.

     Section 3.8. Guaranty Agreements; Security Agreements. Each of the Guarantors shall execute and deliver a Guaranty Agreement which shall guarantee, among other things, the absolute full payment and performance by the Borrower of the Obligations, and each Guarantor shall grant to the Lender a security interest in such Guarantor’s assets pursuant to a security agreement meeting the requirements of Section 5.19 hereof.

     Section 3.9. [Intentionally omitted.]

     Section 3.10. Further Assurances. The Borrower will, at its expense, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Lender may request from time to time in order: (a) to perfect and protect the security interests to be created hereby; (b) to enable the Lender to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (c) otherwise to effect the purposes of this Agreement, including, without limitation: (i) upon the Borrower’s acquisition thereof, delivering to the Lender each item of Chattel Paper of the Borrower, (ii) if any Receivables are evidenced by an Instrument delivering and pledging to the Lender such Instrument duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to the Lender, (iii) executing and filing such financing statements or amendments thereto as may be necessary or desirable or that the Lender may request in order to perfect and preserve the security interests purported to be created hereby, (iv) upon the acquisition after the date hereof by the Borrower of any Equipment covered by a certificate of title or ownership, cause the Lender to be listed as the lienholder on such certificate of title and within sixty (60) days of the acquisition thereof deliver evidence of the same to the Lender, and (v) upon the acquisition after the date hereof of any asset for which an assignment, pledge, mortgage, or other document is required to be filed in order to grant or perfect a lien therein for the benefit of the Lender, execute and deliver to the Lender such assignment, pledge, mortgage, or other Instrument within thirty (30) days of the acquisition thereof. If the Borrower fails to execute any instrument or document described above within five (5) Business Days of being requested to do so by the Lender, the Borrower hereby appoints the Lender or any officer of the Lender as the Borrower’s attorney in fact for purposes of executing such instruments or documents in the Borrower’s name, place and stead, which power of attorney shall be considered as coupled with an interest and irrevocable.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

     To induce the Lender to establish the Credit Line and to enter into this Agreement, the Borrower represents and warrants to the Lender the matters set forth in this Article 4, as of the date of Closing and as of each date on which any extension of credit is provided under the Credit Line. The Borrower acknowledges the Lender’s justifiable right to rely upon these representations and warranties.

     Section 4.1. Accuracy Of Information. All information submitted by or on behalf of the Borrower or any of the Guarantors in connection with any of the Obligations is true, accurate and complete in all material respects as of the date made and contains no knowingly false, incomplete or misleading statements.

     Section 4.2. No Litigation. Except as specifically disclosed on Schedule 4.2 hereof, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or the assets of the Borrower which could reasonably be expected to represent or result in a Material and Adverse Event.

     Section 4.3. No Liability Or Adverse Change. The Borrower has no direct or contingent material liability known to the Borrower and not previously disclosed to the Lender, nor does the Borrower know of or have any reason to expect the occurrence of any Material Adverse Event.

     Section 4.4. Title To Collateral. The Borrower has good and marketable title to the Collateral, subject to Permitted Liens. The liens granted by the Borrower to the Lender in the Collateral will have the priority required by the Loan Documents.

     Section 4.5. Authority; Approvals And Consents.

          Section 4.5.1. Authority. The Borrower has the legal authority to enter into each of the Loan Documents and to perform, observe and comply with all of the Borrower’s agreements and obligations thereunder, including, without limitation the borrowings contemplated hereby.

          Section 4.5.2. Approvals. The execution and delivery by the Borrower of each of the Loan Documents, the performance by the Borrower of all of its agreements and obligations under the Loan Documents, and the borrowings contemplated by this Agreement, have been duly authorized by all necessary action on the part of the Borrower and do not and will not (i) contravene any provision of the organizational documents of the Borrower; (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien upon any of the property of the Borrower under any agreement, trust deed, indenture, mortgage or other instrument to which the Borrower is a party or by which the Borrower or any property of the Borrower is bound or affected (except for liens created for the benefit of the Lender); (iii) violate or contravene any provision of any law, rule or regulation (including, without limitation, Regulations U of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order of judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to the Borrower); or (iv) require any waivers, consents or approvals by any of the creditors of the Borrower which have not been obtained.

          Section 4.5.3. Consents. Other than filings and recordings required to perfect the security interests and liens granted hereunder, no approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency is required for the execution and delivery by the Borrower of the Loan Documents or for the performance by the Borrower of any of the agreements and obligations thereunder.

     Section 4.6. Binding Effect Of Documents, Etc. Each of the Loan Documents which the Borrower has executed and delivered as contemplated and required to be executed and delivered as of the date of Closing by this Agreement, has been duly executed and delivered by the Borrower and is the legal, valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with all stated terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affect creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     Section 4.7. Other Names. The Borrower has not changed its name, been the surviving entity in a merger, or changed the location of its chief executive office within the last twelve (12) years, except as is disclosed on Schedule 4.7 attached hereto. The Borrower does not trade under any trade or fictitious names except as set forth on Schedule 4.7.

     Section 4.8. No Events Of Default. There is not currently existing any action, event, or condition which presently constitutes a Default or an Event of Default

     Section 4.9. Guaranty Agreements. If any Guaranty Agreement is required to be in effect pursuant to Section 5.19 hereof, such Guaranty Agreements are the valid and binding obligation of the Guarantors and are fully enforceable against the Guarantors in accordance with all stated terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affect creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     Section 4.10. Taxes. The Borrower: (a) has filed all federal, state and local tax returns and other reports which the Borrower is required by law to file prior to the date hereof and which are material to the conduct of the business of the Borrower; (b) has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof unless being contested in compliance with the provisions of Section 5.8 hereof; and (c) has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable. The Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on the Borrower’s books of account or reflected in the Borrower’s financial statements.

     Section 4.11. Compliance With Laws. The Borrower has complied in all material respects with all applicable laws, including, but not limited to, all laws with respect to: (a) all restrictions, specifications, or other requirements pertaining to products that it sells or to the services it performs; (b) the conduct of its business; and (c) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business, except where noncompliance could not reasonably be expected to be or result in a Material and Adverse Effect.

     Section 4.12. Chief Place Of Business. The chief executive office, chief place of business, and the place where the Borrower keeps its Records concerning the Collateral are set forth on Schedule 4.12 attached hereto, including any supplements or amendments to such schedule which shall have become effective. Any supplement to any such schedule shall become effective to modify such schedule on the 30th day after the Lender has received such schedule, except in any instance in which the Lender consents in writing to an earlier effective date.

     Section 4.13. Location Of Inventory. The Inventory is and shall be kept solely at the Borrower’s locations set forth on Schedule 4.13 attached hereto, and shall not be moved, sold or otherwise disposed of without prior notification to the Lender, except for sales of Inventory to Account Debtors in the ordinary course of the Borrower’s business. None of the Inventory is stored with or in the possession of any bailee, warehouseman, or other similar person, except as specifically disclosed on Schedule 4.13 attached hereto, including any supplements or amendments to such schedule which shall have become effective. Any supplement to any such schedule shall become effective to modify such schedule on the 30th day after the

Lender has received such schedule, except in any instance in which the Lender consents in writing to an earlier effective date.

     Section 4.14. No Subsidiaries. The Borrower has no Subsidiaries, except as disclosed on Schedule 4.14 attached hereto, including any supplements or amendments to such schedule which shall have become effective. Any supplement to any such schedule shall become effective to modify such schedule on the 30th day after the Lender has received such schedule, except in any instance in which the Lender consents in writing to an earlier effective date.

     Section 4.15. No Labor Agreements. The Borrower is not subject to any collective bargaining agreement or any agreement, contract, decree or order requiring it to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor, except as disclosed on Schedule 4.15 attached hereto, including any supplements or amendments to such schedule which shall have become effective. Any supplement to any such schedule shall become effective to modify such schedule on the 30th day after the Lender has received such schedule, except in any instance in which the Lender consents in writing to an earlier effective date.

     Section 4.16. Eligible Accounts. Each Account which the Borrower contends should be included in the calculation of the Borrowing Base from time to time will be an Eligible Account. At the time each Eligible Account is listed on or included in (whether singularly or in the aggregate with other Eligible Accounts) a schedule or report delivered to the Lender to be included in the calculation of the Borrowing Base, all of such Eligible Accounts will have been generated in compliance with the Borrower’s normal credit policies as historically in effect (or as modified from time to time on prior written notice of the Lender), or on such other reasonable terms disclosed in writing to the Lender in advance of the creation of such Accounts, and such terms shall be expressly set forth on the face of all invoices.

     Section 4.17. Eligible Inventory. Each item of Inventory which the Borrower from time to time contends should be included in the calculation of the Borrowing Base shall be Eligible Inventory.

     Section 4.18. Approvals. The Borrower possesses all franchises, approvals, licenses, contracts, merchandising agreements, merchandising contracts and governmental approvals, registrations and exemptions necessary for it lawfully to conduct its business and operation as presently conducted and as anticipated to be conducted after Closing, except where any such failure could not reasonably be expected to be or result in a Material Adverse Event.

     Section 4.19. Financial Statements. The financial statements of the Borrower which have been delivered to the Lender prior to the date of this Agreement, fairly present the financial condition of the Borrower as of the respective dates thereof and the results and operations of the Borrower for the fiscal periods ended on such respective dates, all in accordance with GAAP. The Borrower has no direct or contingent liability or obligation known to the Borrower and not disclosed on the financial statements delivered to the Lender prior to the date hereof or pursuant to Section 5.12 hereof or disclosed on Schedule 4.19 hereto, including any supplements or amendments to such schedule which shall have become effective. Any supplement to any such schedule shall become effective to modify such schedule on the 30th day after the Lender has received such schedule, except in any instance in which the Lender consents in writing to an earlier effective date. There has been no material adverse change in the financial condition of the Borrower since the financial statements of the Borrower dated October 31, 2002, and the Borrower does not know of or have any reason to expect any material adverse change in the assets, liabilities, properties, business, or condition, financial or otherwise, of the Borrower.

     Section 4.20. Solvency. The Borrower (taken as a whole) will be Solvent both before and after Closing, after giving full effect to the Obligations and all of the Borrower’s liabilities.

     Section 4.21. Fair Labor Standards Act. The Borrower has complied in all material respects with the Fair Labor Standards Act of 1938, as amended, except to the extent any noncompliance would not represent a Material Adverse Event.

     Section 4.22. Employee Benefit Plans.

          Section 4.22.1. Compliance. The Borrower and its ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA and the regulations thereunder and of the Code with respect to all Employee Benefit Plans, except to the extent any noncompliance would not represent a Material Adverse Event.

          Section 4.22.2. Absence Of Termination Event. No Termination Event has occurred or is reasonably expected to occur with respect to any Guaranteed Pension Plan.

          Section 4.22.3. Actuarial Value. The actuarial present value (as defined in Section 4001 of ERISA) of all benefit commitments (as defined in Section 4001 of ERISA) under each Guaranteed Pension Plan does not exceed the assets of that plan.

          Section 4.22.4. [Intentionally Omitted.]

     Section 4.23. Environmental Conditions. Except as disclosed in Schedule 4.23 attached hereto, and except to the extent the inaccuracy of any of the following statements (which, to the best of the Borrower’s knowledge are accurate in all material respects) could not reasonably be expected to be or result in any Material Adverse Event:

          Section 4.23.1. Existence Of Permits. The Borrower has obtained all legally required governmental permits, licenses, variances, clearances and all other necessary approvals required under the Environmental laws for the operation and conduct of its business as currently conducted (including, but not limited to, any handling, transporting, treating, storage, disposal, discharge, or Release of Regulated Substances, if any, into, on or from the environment (including, but not limited to, any air, water, or soil) from all applicable federal, state, and local governmental authorities including, but not limited to, any and all appropriate Federal or State environmental protection agencies and other county or city departments (collectively, the “EPA Permits”).

          Section 4.23.2. Compliance With Permits. Each issued EPA Permit is in full force and effect, has not expired or been suspended, denied or revoked, and is not under challenge by any person. The Borrower is in compliance in all material aspects with each issued EPA Permit.

          Section 4.23.3. No Litigation. Neither the Borrower nor any of the Facilities owned or leased by the Borrower (the “Borrower Facilities”) is the subject of any private or governmental litigation, or to the knowledge of the Borrower, threatened litigation, lien or judicial or administrative notice, order or action under Environmental laws relating to Regulated Substances or liabilities under Environmental laws.

          Section 4.23.4. No Releases. To the knowledge of the Borrower, there has been no Release into, on or from any of the Borrower Facilities and no Regulated Substances are located on or have been treated, stored, processed, disposed of, handled or transported to or from, any of the Borrower Facilities in violation of any Environmental laws. To the knowledge of the Borrower, no Regulated Substances have been treated, stored, disposed, Released, located, discharged, possessed, managed, processed, or otherwise handled in the operation or conduct of the Borrower’s business in violation of any Environmental laws. The Borrower has complied in all material respects with all Environmental laws affecting the Borrower Facilities and the Borrower’s businesses.

          Section 4.23.5. Transportation. The Borrower does not transport, in any manner, any Regulated Substances except in the ordinary course of the Borrower’s business in material compliance with all Environmental laws.

          Section 4.23.6. No Violation Notices. The Borrower has not received any notices that any Regulated Substances transported from any Borrower Facility have been disposed of in violation of any Environmental laws.

          Section 4.23.7. No Notice Of Violations. The Borrower has not received written notice of any circumstances which would be likely to result in any obligation of the Borrower under any Environmental law to investigate or remediate any Regulated Substances in, on or under any of the Borrower Facilities.

ARTICLE 5 - AFFIRMATIVE COVENANTS

     The Borrower agrees during the term of this Agreement and while any Obligations are outstanding and unpaid to do and perform each of the acts and promises set forth in this Article 6:

     Section 5.1. Payment. All Obligations shall be paid in full when and as due.

     Section 5.2. Insurance. The Borrower shall obtain and maintain such insurance coverages as are reasonable, customary and prudent for businesses engaged in activities similar to the business activities of the Borrower. Without limitation to the foregoing, the Borrower shall maintain for all of its assets and properties, whether real, personal, or mixed and including but not limited to the Collateral, fire and extended coverage casualty insurance in amounts satisfactory to the Lender and sufficient to prevent any co-insurance liability (which amount shall be the full insurable value of the assets and properties insured unless the Lender in writing agrees to a lesser amount), naming the Lender as sole loss payee with respect to the Collateral, with insurance companies and upon policy forms containing standard mortgagee clauses which are acceptable to and approved by the Lender. The Borrower shall submit to the Lender the originals of the casualty insurance policies and paid receipts evidencing payment of the premiums due on the same. The casualty insurance policies shall be endorsed so as to make them noncancellable unless thirty (30) days prior notice of cancellation is provided to the Lender. The proceeds of any insured loss shall be applied by the Lender to the Obligations, in such order of application as determined by the Lender, unless the Lender in its sole discretion permits the use thereof to repair or replace damaged or destroyed Collateral.

     Section 5.3. Books And Records. The Borrower shall notify the Lender in writing if the Borrower modifies or changes its method of accounting in any material respect or enters into, modifies, or terminates any agreement presently existing, or at any time hereafter entered into with any third party accounting firm for the preparation and/or storage of the Borrower’s accounting records.

     Section 5.4. Collection Of Accounts; Sale Of Inventory. The Borrower shall only collect its Receivables and sell its Inventory in the ordinary course of the Borrower’s business.

     Section 5.5. Notice Of Litigation And Proceedings. The Borrower shall give prompt notice to the Lender of any action, suit, citation, violation, direction, notice or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, or the assets or properties thereof, which, if determined adversely to the Borrower: (a) could require the Borrower to pay over more than One Million Dollars ($1,000,000) or deliver assets the value of which exceeds that sum (except to the extent covered by insurance); or (b) could reasonably be expected to be a Material Adverse Event.

     Section 5.6. Payment Of Liabilities To Third Persons. The Borrower shall pay when and as due, or within applicable grace periods, all liabilities due to third persons, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside by the Borrower.

     Section 5.7. Notice Of Change Of Business Location. The Borrower shall notify the Lender thirty (30) days in advance of: (a) any change in the location of its existing offices or place of business; (b) the establishment of any new, or the discontinuation of any existing, place of business; and (c) any change in or addition to the locations at which the Collateral is kept. Prior to moving any Collateral to any location not owned by the Borrower (other than deliveries to Account Debtors of sold or leased items), the Borrower shall obtain and deliver to the Lender an agreement, in form and substance acceptable to the Lender, pursuant to which the owner of such location shall: (a) subordinate any rights which it may have, or thereafter may obtain, in any of the Collateral to the rights and security interests of the Lender in the Collateral; and (b) allow the Lender access to the Collateral in order to remove the Collateral from such location. In the event any Collateral is stored with a warehousemen or other bailee, and the Collateral is evidenced by a negotiable document of title, the Borrower shall immediately deliver the document of title to the Lender.

     Section 5.8. Payment Of Taxes. The Borrower shall pay or cause to be paid when and as due all taxes, assessments and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay over to the taxing authority or which it must pay on its income, except where contested in good faith, by appropriate proceedings and at its own cost and expense; provided, however, that the Borrower shall not be deemed to be contesting in good faith by appropriate proceedings unless: (a) such proceedings operate to prevent the taxing authority from attempting to collect the taxes, assessments or charges; (b) the Collateral is not subject to sale, forfeiture or loss during such proceedings; (c)the Borrower’s contest does not subject the Lender to any claim by the taxing authority or any other person; (d) the Borrower establishes appropriate reserves, satisfactory to the Lender in its sole discretion, for the payment of all taxes, assessments, charges, levies, legal fees, court costs and other expenses for which the Borrower would be liable if unsuccessful in the contest; (e) the Borrower prosecutes the contest continuously to its final conclusion; and (f) at the conclusion of the proceedings (including all appeals), the Borrower promptly pays all amounts determined to be payable, including but not limited to all taxes, assessments, charges, levies, legal fees and court costs.

     Section 5.9. Inspections Of Records. The Borrower shall permit representatives of the Lender access to the Borrower’s places of business, at intervals and at such times as determined by the Lender, to inspect the Collateral and to review and make extracts from or photocopies of the books and records of the Borrower. Unless the Lender in good faith deems that there is an imminent and material threat to the

Collateral or that it is otherwise appropriate to conduct such inspection or review without prior notice, the Lender will provide the Borrower with at least three days’ telephonic notice of such inspection or review and will conduct the inspection or review during normal business hours or at such other time as may be mutually agreeable to the Borrower and the Lender. The Borrower agrees to pay to the Lender the reasonable audit fees and other expenses incurred by the Lender in connection with such inspections; provided, however, that unless an Event of Default shall have occurred and be continuing, the Borrower shall have no obligation to pay for more than one audit or inspection in any single twelve month period.

     Section 5.10. Notice Of Events Affecting Collateral; Compromise Of Receivables; Returned Or Repossessed Goods. The Borrower shall promptly report to the Lender: (a) any reclamation, return or repossession of goods constituting Collateral; (b) all claims or disputes asserted by any Account Debtor or other obligor involving in excess of Two Hundred Fifty Thousand Dollars ($250,000); and (c) all matters materially affecting the value, enforceability or collectibility of any of the Collateral. Without the Lender’s consent, the Borrower shall not compromise or adjust any of the Receivables which have been included by the Borrower in the determination of the Borrowing Base, extend the time for payment thereof, or grant any additional discounts, allowances or credits thereon; provided, however, that (x) if no Event of Default shall have occurred and be continuing, the Borrower may, with respect to any Receivable, take any of the actions described in the foregoing provisions of this sentence if the exclusion of such Receivable from the Borrowing Base would not cause the Outstanding Credit Amount to exceed the limits set forth in this Agreement, and (y) the Borrower may grant, in the ordinary course of business, to any party obligated on any of the Receivables, any rebate, refund, or adjustment to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, sale, or lease of which shall have given rise to such Receivables. If any goods, the sale of which has resulted in Receivables included in determining the Borrowing Base, are returned by the Account Debtor for credit or repossessed by the Borrower, the Borrower shall receive and hold such goods as trustee for the Lender and as additional security for the payment of the Obligations, and make disposition thereof as required by the Lender.

     Section 5.11. Documentation Of Collateral. The Borrower agrees that upon the request of the Lender, the Borrower will provide the Lender with: (a) written statements or schedules identifying and describing the Collateral, and all additions, substitutions, and replacements thereof, in such detail as the Lender may reasonably require; (b) copies of Account Debtors’ invoices or billing statements; (c) evidence of shipment or delivery of goods or merchandise to or performance of services for Account Debtors; and (d) such other schedules and information as the Lender reasonably may require. The items to be provided under this Section shall be in form satisfactory to the Lender in its reasonable discretion and are to be executed and delivered to the Lender from time to time solely for the Lender’s convenience in maintaining Records of the Collateral. The failure of the Borrower to give any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender’s security interests in the Collateral. The Lender shall have the right, at any time and from time to time, to verify the eligibility of the Borrower’s Receivables, including, after the occurrence and during the continuance of an Event of Default, obtaining verification of the Receivables directly from Account Debtors.

     Section 5.12. Reporting Requirements. The Borrower shall submit the following items to the Lender:

          Section 5.12.1. Inventory Reports. On or before the 21st day of each calendar month, reports of Inventory on such reporting forms as are required by the Lender from time to time, certified to be accurate and correct by the chief financial officer of the Borrower, which reports shall be compiled in a manner acceptable to the Lender.

          Section 5.12.2. Receivables And Accounts Payable Reports. On or before the 21st day of each calendar month: (i) a Receivables report and aging; and (ii) an accounts payable report and aging, both in form reasonably acceptable to the Lender and containing such information as the Lender may specify from time to time. Such reports shall be accompanied by such reports, copies of sales journals, remittance reports, and other documentation as the Lender may reasonably request from time to time.

          Section 5.12.3. Borrowing Base Report. Once each calendar month, or more frequently if requested by the Lender, a collateral and loan report in such form and context as may be specified by the Lender from time to time.

          Section 5.12.4. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three quarters of each Fiscal Year, the Borrower shall submit to the Lender a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, a consolidated statement of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, and a consolidated statement of cash flow of the Borrower and its Subsidiaries for the portion of the Fiscal Year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP. and certified by the chief financial officer of the Borrower (subject to year-end adjustments). If the Lender so requires, the Borrower shall provide the Lender with consolidating schedules with respect to the financial statements described in this subsection.

          Section 5.12.5. Annual Financial Statements. As soon as available and in any event within ninety (90) calendar days after the end of each Fiscal Year of the Borrower, the Borrower shall submit to the Lender a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a consolidated statement of income and retained earnings of the Borrower and its Subsidiaries for such Fiscal Year, and a consolidated statement of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP and accompanied by an audit opinion by independent accountants selected by the Borrower and reasonably acceptable to the Lender. If the Lender so requires, the Borrower shall provide the Lender with consolidating schedules with respect to the financial statements described in this subsection.

          Section 5.12.6. SEC And Other Filings. Within five (5) days after the sending, filing, or receipt thereof, copies of: (a) all financial statements, reports, notices and proxy statements that the Borrower sends to its shareholders; and (b) all regular, periodic and special reports, registration statements and prospectuses that the Borrower renders to or files with the Securities And Exchange Commission or any national securities exchange, including without limitation each of the Forms 10-K and 10-Q filed by the Borrower with the Securities and Exchange Commission.

          Section 5.12.7. Management Letters. Promptly upon receipt thereof, the Borrower shall submit to the Lender copies of any management letter or similar report submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with the examination of the financial statements of the Borrower or any Subsidiary made by such accountants.

          Section 5.12.8. Certificates Of No Default. Within thirty (30) calendar days after the end of each of the quarters of each Fiscal Year of the Borrower, the Borrower shall submit to the Lender certificates of the chief financial officers of the Borrower certifying that: (i) there exists no Default or Event of Default, or if a Default or an Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; (ii) no Material Adverse Event has occurred since the previous certificate was sent to the Lender by the Borrower or, if any such change has occurred, specifying the nature thereof and what action the Borrower has taken or proposes to take with respect thereto; (iii) all insurance premiums then due have been paid; (iv) all taxes then due have been paid or, for those taxes which have not been paid, a statement of the taxes not paid and a description of the Borrower’s rationale therefor; (v) no material litigation, investigation or proceedings, or injunction, writ or restraining order is pending or threatened or, if any such litigation, investigation, proceeding, injunction, writ or order not previously disclosed to the Lender in writing is pending, describing the nature thereof; and (vi) stating whether or not the Guarantors and the Borrower are in compliance with the covenants in this Agreement, including a calculation of the financial covenants in the schedule attached to such officers’ certificates in form satisfactory to the Lender.

          Section 5.12.9. Reports To Other Creditors. Promptly after the furnishing thereof, the Borrower shall submit to the Lender copies of any statement or report furnished to any other person pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other provisions of this Agreement.

          Section 5.12.10. Management Changes. The Borrower shall notify the Lender promptly of any changes in the personnel holding the positions of either Chief Executive Officer or Chief Financial Officer of the Borrower.

          Section 5.12.11. General Information. In addition to the items set forth in subparagraphs 5.12.1 through 5.12.10 above, the Borrower agrees to submit to the Lender such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may reasonably request from time to time.

     Section 5.13. Employee Benefit Plans And Guaranteed Pension Plans. The Borrower will, and will cause each of its ERISA Affiliates to: (a) comply with all requirements imposed by ERISA and the Code, applicable from time to time to any of its Guaranteed Pension Plans or Employee Benefit Plans; (b) make full payment when due of all amounts which, under the provisions of Employee Benefit Plans or under applicable law, are required to be paid as contributions thereto; (c) not permit to exist any material accumulated funding deficiency, whether or not waived; (d) file on a timely basis all reports, notices and other filings required by any governmental agency with respect to any of its Employee Benefits Plans; (e) make any payments to Multiemployer Plans required to be made under any agreement relating to such Multiemployer Plans, or under any law pertaining thereto; (f) not amend or otherwise alter any Guaranteed Pension Plan if the effect would be to cause the actuarial present value of all benefit commitments under any Guaranteed Pension Plan to be less than the current value of the assets of such Guaranteed Pension Plan allocable to such benefit commitments; (g) furnish to all participants, beneficiaries and employees under any of the Employee Benefit Plans, within the periods prescribed by law, all reports, notices and other information to which they are entitled under applicable law; and (h) take no action which would cause any of the Employee Benefit Plans to fail to meet any qualification requirement imposed by the Code except to the extent any such failure to so act or comply would not be a Material Adverse Event. As used in this Section, the term “accumulated funding deficiency” has the meaning specified in Section 302 of ERISA and Section 412 of the Code, and the terms “actuarial present value”, “benefit commitments” and “current value” have the meaning specified in Section 4001 of ERISA.

     Section 5.14. Maintenance Of Fixed Assets. The Borrower shall maintain and preserve all of its fixed assets useful and necessary to the operation of its business, taken as a whole, in a state of good and efficient working order subject to ordinary wear and tear.

     Section 5.15. Consignments. The Borrower shall advise the Lender of all persons o whom it has consigned or assigned Inventory for sale or distribution, and the location of the Inventory subject to any such consignment or assignment arrangement. The Borrower shall: (a) duly and properly file financing statements in all applicable places of public record with respect to each of such consignments or assignments, which filings shall comply with Section 9-114 of the 1972 version of the Uniform Commercial Code and with all other requirements necessary for the Borrower to protect its interests therein under applicable laws; (b) supply the Lender with prior evidence of such filing and with a financing statement, judgment and tax lien search in the name of the consignee or assignee in all applicable places of public record; and (c) provide written notification to any holder of any security interests in the inventory of the consignee or assignee who has filed a financing statement before the Borrower files its financing statement, which notice shall state that the Borrower expects to deliver goods on consignment, shall describe the goods by item or type and which notification shall be received by any such holder within five (5) years before the consignee receives possession of the goods and at five (5) year intervals thereafter.

     Section 5.16. Federal Assignment Of Claims Act. The Borrower shall notify the Lender if any Receivable in excess of $250,000 arises out of a contract with the United States of America, or any department, agency or instrumentality thereof, and upon the Lender’s request, shall execute all documents or instruments and shall take all steps or actions required by the Lender so that all monies due or to become due under such contract are assigned to the Lender and notice given thereof to the United States in accordance with the requirements of the Federal Assignment of Claims Act, as amended.

     Section 5.17. Compliance With Laws. Except to the extent described in Schedule 4.23 attached hereto, the Borrower shall comply in all material respects with all applicable laws, including, but not limited to, all laws with respect to: (a) all restrictions, specifications, or other requirements pertaining to products that it sells or to the services it performs; (b) the conduct of its business; (c) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business; and (d) the obtaining and maintenance of all necessary licenses, franchises, permits and governmental approvals, registrations and exemptions necessary to engage in its business. Without limiting the generality of the preceding provisions of this Section, except to the extent described in Schedule 4.23 attached hereto, the Borrower shall: (i) comply in all material respects with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental laws; (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental laws, and promptly comply with all lawful orders and directives of any governmental authority regarding Environmental laws; and (iii) defend, indemnify and hold harmless the Lender, and its employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental laws applicable to the operations of the Borrower, or any orders, requirements or demands of governmental authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the Lender or its employees, agents, officers or directors. The Borrower agrees to promptly notify the Lender of any Release of a Regulated Substance on, to or from any Borrower Facility in violation of any Environmental laws or of any notice received by the Borrower that the Borrower or any Borrower Facility is not in compliance with any Environmental laws. Notwithstanding the foregoing, non-compliance by the Borrower with any applicable law shall not constitute a breach of this Section constituting an Event of Default unless such non-compliance could reasonably be expected to be or result in a Material adverse Event; provided, however, that the Borrower shall provide indemnification in accordance with this Section and Section 8.2 hereof with respect to any non-compliance by the Borrower with applicable law, regardless of whether such non-compliance constitutes an Event of Default.

     Section 5.18. Fair Labor Standards Act. The Borrower shall comply in all material respects with the Fair Labor Standards Act of 1938, as amended, unless such failure could not reasonably be expected to be or result in a Material Adverse Event.

     Section 5.19 Subsidiary Guaranties and Security Agreements. The Borrower shall cause each of its Subsidiaries to guarantee the payment of the Obligations and the performance of the Borrower’s agreements hereunder in accordance with a guaranty agreement in the form and substance satisfactory to the Lender in its reasonable discretion, and to grant to the Lender a security interest in the assets of such Subsidiary in accordance with a security agreement in form and substance satisfactory to the Lender in its reasonable discretion (the scope of the security interest shall be substantially similar to that granted hereunder).

ARTICLE 6 - NEGATIVE COVENANTS

     The Borrower covenants while any Obligations are outstanding and unpaid not to do or to permit to be done or to occur any of the acts or occurrences set forth in this Article 6 without the prior written authorization of the Lender.

     Section 6.1. No Change Of Name, Merger, Etc. The Borrower shall not change its name unless it shall have given the Lender not less than thirty (30) days prior written notice thereof and shall have executed, delivered and, where applicable caused to be filed for recording such documents as the Lender may reasonably require to preserve the perfection and priority of the Lender’s security interest in the Collateral. The Borrower shall not enter into any merger or consolidation provided that (a) Martek Biosciences Corporation may merge or consolidate with Martek Biosciences Boulder Corporation, (b) a Subsidiary may merge into or consolidate with the Borrower if the Borrower is the surviving entity, and (c) the Borrower may merge into or consolidate with another person if the Borrower is the surviving entity and, as of the time of such merger (immediately before giving effect thereto), an acquisition by the Borrower of substantially all of the assets or stock of such person could have been made in compliance with the provisions of Section 6.8(b) hereof, and no Default or Event of Default shall have occurred and be continuing at the time of thereof after giving effect thereto.

     Section 6.2. No Sale Or Transfer Of Collateral; Restriction Against Transfer of Other Assets. The Borrower shall not sell, transfer, lease or otherwise dispose of all or any part of the Collateral, except that (a) Inventory may be sold to Account Debtors and worn out or obsolete Equipment may be disposed of in the ordinary course of the Borrower’s business, and (b) the Borrower may sublease space and share Equipment with tenants provided that the annual rent for any such arrangement shall not exceed $2,000,000 and shall be at market rates. The Borrower shall not transfer or dispose of any of its other assets constituting any material license, permit or other property the transfer or disposition of which would impair, in any material respect, the marketability of any material portion of the Collateral or otherwise impair, in any material respect, the Borrower’s ability to conduct its business substantially as the same shall be conducted immediately before giving effect to such transfer or disposition.

     Section 6.3. No Encumbrance Of Collateral. The Borrower shall not mortgage, pledge, grant or permit to exist a security interest in or lien upon any of the Collateral, now owned or hereafter acquired, except for Permitted Liens.

     Section 6.4. No Indebtedness. The Borrower shall not incur, create, assume, or permit to exist any Indebtedness except: (a) the Obligations; (b) Indebtedness secured by Permitted Liens (including refinancings thereof); (c) Indebtedness owed to Subsidiaries; and (d) additional Indebtedness in an amount not to exceed One Million Dollars ($1,000,000.00) outstanding at any one time.

     Section 6.5. Restricted Payments. The Borrower shall not make any Restricted Payments in any Fiscal Year in excess of One Million Dollars ($1,000,000.00) in any Fiscal Year.

     Section 6.6. Transactions With Affiliates. The Borrower shall not make any contract for the purchase of any items from any Affiliate or the performance of any services (including employment services) by any Affiliate, unless such contract is on terms which fairly represent generally available terms to be obtained in transactions of a similar nature with independent third persons.

     Section 6.7. Sale-Leasebacks. The Borrower shall not enter into any sale-leaseback transactions.

     Section 6.8. No Acquisition Of Equity In Or Assets Of Third Persons. (a) The Borrower shall not make any investment in any person, except (i) the Borrower may invest in cash, government and marketable investment securities, and other cash equivalents, (ii) the Borrower may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (iii) the Borrower may make loans and advances to employees provided that the total amount of such loans at any time outstanding shall not exceed $100,000.00, (iv) the Borrower may make any acquisition permitted under Section 6.8(b) below, (v) Martek Biosciences Corporation may invest in Martek Biosciences Boulder Corporation (and vice versa), (vi) the Borrower may make capital contributions and loans to Subsidiaries, and (vii) the Borrower may hold other investments not set forth in clauses (i) through (vi) above in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) in any Fiscal Year.

          (b) The Borrower will not make any acquisition of all or substantially all of the stock or assets of any person unless (i) the aggregate cash consideration paid or to be paid by the Borrower in connection with all acquisitions in any Fiscal Year shall not exceed Two Million Dollars ($2,000,000.00) in any Fiscal Year, and (ii) no Default or Event of Default shall have occurred and be continuing or exist immediately following such acquisition.

     Section 6.9. No Assignment. The Borrower shall not assign or attempt to assign its rights under this Agreement.

     Section 6.10. No Alteration Of Business. The Borrower shall not amend or change materially its line of business.

     Section 6.11. Unpermitted Uses Of Loan Proceeds. The Borrower shall not use any part of the proceeds of any extension of credit hereunder for any purpose which constitutes a violation of, or is inconsistent with, regulations of the Board of Governors of the Federal Reserve System, including without limitation, the purchase or carrying of (or refinancing of indebtedness originally incurred to purchase or carry) margin securities.

     Section 6.12. [Intentionally Omitted.] .

     Section 6.13. Changes In Fiscal Year. The Borrower shall not change its Fiscal Year unless it shall have given the Lender not less than 30 days prior written notice of such change.

     Section 6.14. Limitation On Issuance Of Equity Interests. The Borrower shall not issue or sell any equity interest in the Borrower that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be: (a) convertible or exchangeable into Indebtedness of the Borrower; or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

     Section 6.15 Required EBITDA. As of the last day of each quarter of each Fiscal Year, the Borrower shall not permit the EBITDA of the Borrower for such quarter to be less than Required EBITDA for such period.

     Section 6.16 Minimum Required Adjusted Quick Ratio. As of the last day of each quarter of each Fiscal Year, the Borrower shall not permit the Adjusted Quick Ratio of the Borrower to be less than 1.50.

ARTICLE 7 – EVENTS OF DEFAULT; REMEDIES

     Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (each an “Event of Default”).

          (a) Any failure by the Borrower to pay any amount of principal of the Loans when the same becomes due; or any failure by the Borrower to pay any other amount constituting Obligations with three Business Days after the same shall have become due;

          (b) Any violation by the Borrower of any of the covenants or agreements contained in Article 6 hereof;

          (c) Any failure of any representation or warranty made by the Borrower or by the Guarantors to be true in any material respect, as of the date made;

          (d) Any breach of or default by the Borrower or any Guarantor under the terms, covenants, and conditions set forth in any other Loan Document, which remains uncured following the expiration of any applicable cure period;

          (e) Any breach of or default under the terms, covenants, or conditions of any agreement, loan, guaranty, or other transaction of the Borrower or any of the Guarantors with the Lender, which remains uncured or unwaived following the expiration of any applicable cure period;

          (f) The Borrower shall suffer one or more final judgments for the payment of money in an aggregate amount in excess of One Million Dollars ($1,000,000.00) (other than amounts covered by insurance) and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed;

          (g) A judgment creditor of the Borrower shall obtain possession of any material portion of the Collateral by any means, including but not limited to levy, distraint, replevin or self-help, and the Borrower shall not remedy same within thirty (30) days thereof; or a writ of garnishment is served on the Lender relating to any of the accounts of the Borrower maintained by the Lender;

          (h) The Borrower shall fail to pay any of its debts, in an amount which, in the aggregate, exceeds One Million Dollars ($1,000,000.00), and such failure shall continue beyond any applicable grace period, unless the applicable Borrower holds a good faith defense to payment and has set aside reasonable reserves for the payment thereof;

          (i) Any Borrower or Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of such Borrower or Guarantor of property of such Borrower or Guarantor, or (ii) admit in writing the inability of such Borrower to pay its debts generally as they become due, or (iii) make a general assignment for the benefit of creditors, or (iv) be adjudicated a bankrupt or insolvent, or (v) commence a voluntary case under the United States Bankruptcy Code or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against such Borrower or Guarantor in any bankruptcy, reorganization or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing;

          (j) Any Borrower or Guarantor shall (i) have instituted against it a proceeding in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of such Borrower or Guarantor an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up or liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of such Borrower or Guarantor or of all or any substantial part of the assets of such Borrower or Guarantor or other like relief in respect thereof under any bankruptcy or insolvency law, and the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) remain undismissed and undischarged for a period of 60 days;

          (k) [Intentionally omitted.]

          (l) The failure by any of the Guarantors to satisfy any obligation imposed upon the Guarantors in the Guaranty Agreements, which remains uncured or unwaived following the expiration of any applicable cure period;

          (m) The receipt by the Lender of notice from any Guarantor that the Guarantor is attempting to terminate or limit any portion of its obligations under a Guaranty Agreement;

          (n) If any Termination Event shall occur and as of the date thereof or any subsequent date, the sum of the various liabilities of the Borrower and its ERISA Affiliates (such liabilities to include, without limitation, any liability to the Pension Benefit Guaranty Corporation (or any successor thereto) or to any other party under Sections 4062, 4063, or 4064 of ERISA or any other provision of law and to be calculated after giving effect to the tax consequences thereof) resulting from or otherwise associated with such event exceeds One Million Dollars ($1,000,000.00); or the Borrower or any of its ERISA Affiliates as an employer under any Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plans and the plan sponsors of such Multiemployer Plans shall have notified such withdrawing employer that such employer has incurred a withdrawal liability requiring a payment in an amount exceeding One Million Dollars ($1,000,000.00);

          (o) The indictment of any Borrower or Guarantor for a felony under any federal, state or other law;

          (p) The issuance of any injunction against the Borrower which enjoins or restrains the Borrower from continuing to conduct any material part of the Borrower’s business affairs; or

          (q) any breach or violation by the Borrower of any covenant or other agreement of the Borrower under this Agreement other than those addressed by the preceding paragraphs of this Section 7.1, and the failure of the Borrower to cure such breach or violation within 30 days after written notice thereof to the Borrower.

     Section 7.2. Certain Default Remedies. In addition to all other rights and remedies provided by law and the Loan Documents, upon the occurrence of any Event of Default, the Lender may: (a) terminate the Credit Line; (b) accelerate and call immediately due and payable all or any part of the Obligations; (c) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Loan Documents, whether or not a remedy at law exists or is adequate; and (d) exercise any rights of a secured creditor under the Uniform Commercial Code, as adopted and amended in Maryland, including the right to take possession of the Collateral without the use of judicial process or hearing of any kind and the right to require the Borrower to assemble the Collateral at such place as the Lender may specify.

     Section 7.3. Automatic Acceleration. Upon the occurrence of an Event of Default as described in Sections 7.1(i) or 7.1(j) of this Agreement, the Obligations shall be automatically accelerated and due and payable without any notice, demand or action of any type on the part of the Lender.

     Section 7.4. Sale Of Collateral. In addition to any other remedy provided herein, upon the occurrence of an Event of Default, the Lender, in a commercially reasonable fashion, may sell at public or private sale or otherwise realize upon, in Baltimore, Maryland, or elsewhere, the whole or, from time to time, any part of all Collateral which is personal property, or any interest which the Borrower may have therein. Pending any such action, the Lender may collect and liquidate the Collateral. After deducting from the proceeds of sale or other disposition of such Collateral all expenses, including all expenses for legal services, the Lender shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable law. Notice of any sale or other disposition (other than sales or other dispositions of Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market) shall be given to the Borrower not less than ten (10) calendar days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be commercially reasonable notice of such sale or other disposition. The Borrower shall assemble, or shall cause to be assembled, at the Borrower’s own expense, the Collateral at such place or places as the Lender shall designate. At any such sale or other disposition, the Lender may, to the extent permissible under applicable law, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby waived and released to the extent lawfully permitted. Without limiting the generality of any of the rights and remedies conferred upon the Lender under this Section, the Lender may, to the full extent permitted by applicable law: (a) enter upon the premises of the Borrower, exclude therefrom the Borrower or any person connected therewith, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary force to do so; (b) at the Lender’s option, use, operate, manage, and control the Collateral in any lawful manner; (c) collect and receive all income, revenue, earnings, issues, and profits therefrom; and (d) maintain, alter or remove the Collateral as the Lender may determine in the Lender’s discretion.

     Section 7.5 Confession of Judgment. Upon the occurrence of an Event of Default, the Borrower authorizes any attorney admitted to practice before any court of record in the United States to appear on behalf of the Borrower in any court in one or more proceedings, or before any clerk thereof or prothonotary or other court official, and to confess judgment against the Borrower without prior notice or opportunity of the Borrower for prior hearing, in favor of the Lender in an amount equal to the sum of the full amount of the Obligations then outstanding (including the principal of and interest on the Loans and the Reimbursement Obligations and all fees, costs, charges and other amounts owing under the Loan Documents), plus attorneys’ fees equal to the amount equal to 15% of the sum of the amounts described in clauses (a) and (b) of this sentence, plus court costs. The Borrower consents to the jurisdiction of the Circuit Court for Baltimore City, Maryland or any County in the State of Maryland, as selected by the Lender, or of the United States District Court for the District of Maryland in the event there is a basis for federal subject matter jurisdiction, and consents that venue and jurisdiction shall be proper in any of the aforesaid Circuit Courts selected by the Lender or in the United States District Court for the District of Maryland. The Borrower waives the benefit of any and every statute, ordinance, or rule of court which may be lawfully waived conferring upon the Borrower any right or privilege of exemption, homestead rights, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against the Borrower shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same or different jurisdictions, as often as the Lender shall deem necessary or advisable.

     In the event that the Lender receives, as a result of execution on a judgment confessed hereunder, amounts in respect of attorneys’ fees which exceed the actual attorneys’ fees incurred by the Lender in connection with the Obligations and the Loan Documents, then, upon full and final payment of all of the other obligations of the Borrower to the Lender, the Lender shall remit such excess to the Borrower.

     Section 7.6. Remedies Cumulative. The rights and remedies provided in this Agreement and in the other Loan Documents or otherwise under applicable laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

ARTICLE 8 - GENERAL CONDITIONS AND TERMS

     Section 8.1. Obligations Are Unconditional. The payment and performance of the Obligations shall be the absolute and unconditional duty and obligation of the Borrower, and shall be independent of any defense or any rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the Lender. The Borrower shall pay the payments of the principal and interest to be made upon the Obligations, free of any deductions and without abatement, diminution or set-off other than those herein expressly provided. Until such time as the Obligations have been fully paid and performed, the Borrower shall not: (a) suspend or discontinue any payments required by the Loan Documents; and (b) fail to perform and observe all of the Borrower’s covenants and agreements set forth in the Loan Documents.

     Section 8.2. Indemnity. The Borrower agrees to defend, indemnify and hold harmless the Lender and the entities affiliated with the Lender and all of the Lender’s and its affiliated entities’ employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered in connection with any claim, investigation, litigation or other proceeding (whether or not the Lender or an affiliated entity is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with any Loan Document, including without limitation reasonable attorneys’ and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the Lender, an entity affiliated with the Lender, or any of their respective employees, agents, officers or directors. Notwithstanding any termination of this Agreement or payment and performance of the Obligations, the indemnities provided for herein shall continue in full force and effect and shall protect all of the above-described persons against events arising after such termination, payment or performance as well as before.

     Section 8.3. Lender Expenses. All Lender Expenses shall be paid by the Borrower, whether incurred prior to or after Closing, such that the subject transactions shall at all times be cost free to the Lender.

     Section 8.4. Authorization To Obtain Financial Information. The Borrower hereby irrevocably authorizes its accounting firm to provide the Lender from time to time with such information as may be reasonably requested by the Lender, and hereby authorizes the Lender to contact directly such accounting firm in order to obtain such information.

     Section 8.5. Incorporation The terms and conditions of the Loan Documents are incorporated by reference and made a part hereof, as if fully set forth herein.

     Section 8.6. Waivers. The Lender at any time or from time to time may waive all or any rights under this Agreement or any other Loan Document, but any waiver or indulgence by the Lender at any time or from time to time shall not constitute a future waiver of performance or exact performance by the Borrower.

     Section 8.7. Continuing Obligation Of Borrower. The terms, conditions, and covenants set forth herein and in the Loan Documents shall survive Closing and shall constitute a continuing obligation of the Borrower during the course of the transactions contemplated herein. The security interests, liens and other security provided by this Agreement shall remain in effect so long as any Obligation, whether direct or contingent, is outstanding, unpaid or unsatisfied. At any time that the Obligations have been paid in full and no Hedge or Letter of Credit remains in effect, the Borrower may terminate this Agreement and the Lender shall provide, at the Borrower’s expense, documentation sufficient to release all liens and security interests of the Lender in the Collateral; provided, that the foregoing provisions of this Section shall be subject to Section 2.6 hereof.

     Section 8.8. Choice Of Law. The laws of the State of Maryland (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this Agreement and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this Agreement and its various provisions and the consequences and legal effect of all transactions and events which resulted in the execution of this Agreement or which occurred or were to occur as a direct or indirect result of this Agreement having been executed.

     Section 8.9. Submission To Jurisdiction; Venue; Actions Against Lender. For purposes of any action, in law or in equity, which is based directly or indirectly on this Agreement, any other Loan Document or any matter related to this Agreement or any other Loan Document, including any action for recognition or enforcement of any of the Lender’s rights under the Loan Documents or any judgment obtained by the Lender in respect thereof, the Borrower hereby:

          Section 8.9.1. Jurisdiction. Irrevocably submits to the non-exclusive general jurisdiction of the courts of the State of Maryland and, if a basis for federal jurisdiction exists at any time, the courts of the United States of America for the District of Maryland.

          Section 8.9.2. Venue. Agrees that venue shall be proper in the Circuit Court for Baltimore City, Maryland, the Circuit Court for any county in the state of Maryland, as selected by the Lender, and, if a basis for federal jurisdiction exists, the courts of the United States of America for the District of Maryland.

          Section 8.9.3. Waiver Of Objections To Venue. Waives any right to object to the maintenance of any suit in any of the courts specified in Section 8.9.2 above on the basis of improper venue or convenience of forum. The Borrower further agrees that it shall not institute any suit or other action against the Lender, in law or in equity, which is based directly or indirectly on this Agreement, any other Loan Document or any matter related to this Agreement or any other Loan Document, in any court other than a court specified in Section 9.9.2 above; provided, that in any instance in which there is then pending a suit instituted by the Lender against the Borrower in a court other than a court specified in Section 8.9.2 above, the Borrower may file in such suit any counterclaim which it has against the Lender but only if such counterclaim is a compulsory counterclaim and would be barred if not filed as a counterclaim in such suit. The Borrower agrees that any suit brought by it against the Lender not in accordance with this paragraph should be forthwith dismissed or transferred to a court specified in Section 8.9.2 above.

     Section 8.10. Notices. Any notice required or permitted by or in connection with this Agreement shall be in writing and shall be made by facsimile (confirmed on the date the facsimile is sent by one of the other methods of giving notice provided for in this Section) or by hand delivery, by Federal Express, or other similar overnight delivery service, or by certified mail, unrestricted delivery, return receipt requested, postage prepaid, addressed to the Lender or the Borrower at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the Lender or the Borrower. Notice shall be considered given as of the date of the facsimile or the hand delivery, one (1) calendar day after delivery to Federal Express or similar overnight delivery service, or three (3) calendar days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish the fact that notice was given as provided herein. If notice is tendered pursuant to the provisions of this Section and is refused by the intended recipient thereof, the notice, nevertheless, shall be considered to have been given and shall be effective as of the date herein provided.

     If to the Lender:

ALLFIRST BANK 6395 Dobbin Road, Suite 106 Columbia, Maryland 21045 Attn.: Robert F. Topper, Vice President Fax No.: (410) 964-6819

     If to the Borrower:

MARTEK BIOSCIENCES CORPORATION 6480 Dobbin Road Columbia, Maryland 21045 Attn.: George P. Barker, Esquire Fax No.: (410) 740-2985

     With A Courtesy Copy To:

Hogan & Hartson, L.L.P. 111 S. Calvert Street, Suite 1600 Baltimore, Maryland 21202 Attn.: Kevin G. Gralley, Esquire Fax No.: (410) 539-6981

The failure of the Lender to send the above courtesy copy shall not impair the effectiveness of notice given to the Borrower in the manner provided herein.

     Section 8.11. Participations. The Lender reserves the right to assign all or any portion of its interests in any of the Obligations or the Loan Documents or to participate with other lending institutions any of the Obligations and the Loan Documents on such terms and at such times as the Lender may determine from time to time, all without any consent thereto or notice thereof to the Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, the Lender may not assign its obligation to make Loans and issue Letters of Credit hereunder without the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed). The Borrower hereby grants to each participating lending institution, to the full extent of the Obligations, the right to set off deposit accounts maintained by the Borrower with such institution, and the Borrower agrees to pay the Lender Expenses of any such participating lending institution which arise or are incurred as a result of the occurrence of an Event of Default.

     Section 8.12. Miscellaneous Provisions. The parties agree that: (a) this Agreement shall be effective as of the date first above written, independent of the date of execution or delivery hereof; (b) this Agreement shall be binding upon the parties and their successors and assigns, contains the final and entire agreement and understanding of the parties, and may neither be amended or altered except by a writing signed by the parties; (c) time is strictly of the essence of this Agreement; (d) as used herein, the singular includes the plural and the plural includes the singular, the use of any gender applies to all genders; (e) the captions contained herein are for purposes of convenience only and are not a part of this Agreement; (f) a carbon, photographic, photocopy or other reproduction of a security agreement or financing statement shall be sufficient as a financing statement; (g) this Agreement may be delivered by facsimile, and a facsimile of any party’s signature to this Agreement shall be deemed an original signature for all purposes; and (h) this

Agreement may be executed in several counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same document.

     Section 8.13. Waiver Of Trial By Jury. Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Obligations or any event, transaction, or occurrence arising out of or in any way connected with any of the Obligations, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

     Section 8.14. Confidentiality. The Lender shall hold all non-public information obtained pursuant to this Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices.

     IN WITNESS WHEREOF, the Lender and the Borrower have duly executed this Agreement under seal as of the date first above written.

WITNESS/ATTEST:	ALLFIRST BANK

/s/ Kevin M. Connelly	By:		/s/ Robert Topper

		Name:	Robert Topper

		Title:	Vice President

MARTEK BIOSCIENCES CORPORATION,
A Delaware Corporation

/s/ Thomas V. Feeley	By:		/s/ Peter L. Buzy

		Name:	Peter L. Buzy

		Title:	Chief Financial Officer

MARTEK BIOSCIENCES BOULDER
CORPORATION

/s/ Thomas V. Feeley	By:		/s/ Peter L. Buzy

		Name:	Peter L. Buzy

		Title:	Chief Financial Officer

REVOLVING CREDIT NOTE

Dated February 25, 2003

From

MARTEK BIOSCIENCES CORPORATION and
MARTEK BIOSCIENCES BOULDER CORPORATION,

Borrowers,

To The Order Of

ALLFIRST BANK,

Lender

$10,000,000 Revolving Credit Facility

Baltimore, Maryland	$10,000,000.00
February , 2003

REVOLVING CREDIT NOTE

     THIS REVOLVING CREDIT NOTE (this “Note”) is made this      day of February, 2003, by MARTEK BIOSCIENCES CORPORATION and MARTEK BIOSCIENCES BOULDER CORPORATION (collectively, the “Borrower”; provided, that where the context so requires, the term “Borrower” shall mean either of such persons) to and for the benefit of ALLFIRST BANK (the “Lender”), and the Lender’s successors and assigns (including each subsequent holder of this Note). This Note is the “Note” under the Loan and Security Agreement of even date herewith by and between the Borrower and the Lender (as amended, supplemented, replaced or otherwise modified from time to time, collectively, the “Loan Agreement”) and evidences the Loans made from time to time pursuant to such Loan Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given in the Loan Agreement, except in any instance in which the context clearly requires otherwise. The rules of construction set forth in Section 1.2 of the Loan Agreement shall be applicable to this Note, as if set forth in full herein.

     FOR VALUE RECEIVED, the undersigned Borrower hereby promises (jointly and severally as to each Borrower) to pay to the order of the Lender, and the Lender’s successors and assigns (including each subsequent holder of this Note), at the office of the Lender at 25 South Charles Street, Baltimore, Maryland 21201 (or at such other address as the holder of this Note may specify from time to time by written notice to the Borrower), on the Termination Date specified in the Loan Agreement (including any extension thereof), the principal sum of TEN MILLION DOLLARS ($10,000,000.00) or so much thereof as shall be outstanding on account of the principal of the Loans, together with interest on the unpaid principal balance hereof outstanding from time to time at the rate or rates hereafter specified until paid in full, and all other sums owing by the Borrower to the holder under this Note and under the other Loan Documents.

     1.     Interest Rate; Calculation of Interest; Payment of Interest. Interest on the unpaid principal balance hereof shall be due and payable and calculated in accordance with the provisions of Section 2.2 of the Loan Agreement [captioned “Interest on the Loans”]. Interest shall accrue at the annual interest rate or rates specified in Section 2.2 of the Loan Agreement until this Note is fully paid, notwithstanding entry of judgment on this Note. Without limiting the provisions of Section 2 below, interest payments shall be made at the times and in the amounts provided in subsection 2.2 of the Loan Agreement, at the place for payment provided above in this Note.

     2.     Full Payment on Termination Date; Revolving Credit. All amounts outstanding on this Note, including all unpaid principal, accrued unpaid interest, charges and fees, are due and payable in full on the Termination Date specified in the Loan Agreement. Principal amounts hereunder may be paid or prepaid without penalty or premium and, until the Termination Date and to the extent provided in the Loan Agreement, readvanced from time to time.

     3.     Late Payment Charge. If any monthly interest payment hereunder is not received by the holder within 15 days after its due date, the Borrower shall pay to the holder hereof a late payment charge in an amount equal to 5% of the amount then due and payable. The late payment charge shall be due whether or not the holder exercises any right of the holder to accelerate the maturity hereof or any other default remedy. The existence of the right by the holder to receive a late payment charge shall not constitute a grace period or provide any right in the Borrower to make any payment other than on its due date.

     4.     Application of Payments. All payments made hereunder shall be applied first to late payment charges and reimbursement for collection expenses, if any, which are then due, next to accrued unpaid interest, and then to principal, or in such other order or proportion as the holder, in the holder’s sole discretion, may elect from time to time.

     5.     Default; Acceleration; Confession of Judgment. Upon any failure by the Borrower to pay any amount evidenced by this Note when and as the same becomes due, which is not cured within any grace or cure period made applicable pursuant to the Loan Agreement, or upon the occurrence of any other Event of Default under the Loan Agreement or any of the other Loan Documents, the entire unpaid principal balance of this Note, together with all accrued unpaid interest hereunder and all other amounts due hereunder, shall, at the option of the holder, become due and payable in full; and, in addition to all other rights or remedies available to the holder under the Loan Documents or under applicable law, the Borrower authorizes any attorney admitted to practice before any court of record in the United States to appear on behalf of the Borrower in any court in one or more proceedings, or before any clerk thereof or prothonotary or other court official, and to confess judgment against the Borrower, without prior notice or opportunity of the Borrower for prior hearing, in favor of the holder of this Promissory Note in the full amount outstanding under this Note (including principal, accrued interest and any and all penalties, fees and costs) plus attorneys’ fees equal to fifteen percent (15%) of the amount outstanding hereunder plus court costs. The Borrower agrees and consents that venue and jurisdiction shall be proper in the Circuit Court of any County of the State of Maryland or of Baltimore City, Maryland, or in the United States District Court for the District of Maryland. The Borrower waives the benefit of any and every statute, ordinance, or rule of court which may be lawfully waived conferring upon any Borrower any right or privilege of exemption, homestead rights, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against the Borrower shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same or different jurisdictions, as often as the holder shall deem necessary or advisable.

     In the event that the Lender receives, as a result of execution on a judgment confessed hereunder, amounts in respect of attorneys’ fees which exceed the actual attorneys’ fees incurred by the Lender in connection with the Obligations and the Loan Documents, then, upon full and final payment of all of the other obligations of the Borrower to the Lender, the Lender shall remit such excess to the Borrower.

     6.     Costs of Enforcement. The Borrower shall pay all of the holder’s reasonable costs, fees (including, without limitation, reasonable attorneys’ fees) and expenses incurred in connection with the holder’s enforcement or collection of this Note.

     7.     Negotiable Instrument. The Borrower agrees that each holder of this Note shall have, with respect to this Note, all rights of a holder of a negotiable instrument, even if, absent this paragraph, this Note would not be considered a negotiable instrument under applicable law. If the holder hereof would qualify as a holder in due course with respect to this Note, assuming that this Note is a negotiable instrument, then the holder shall have all rights of a holder in due course with respect to this Note.

     8.     Notices. Any notice or demand required or permitted by or in connection with this Note shall be given in the manner specified in the Loan Agreement for the giving of notices under the Loan Agreement; provided, that each notice or demand actually received in writing by the Borrower shall be effective even if the manner of delivery is other than as provided in the Loan Agreement.

     9.     Joint and Several Liability. All liabilities under this Note shall be joint and several with respect to each person executing this Note as Borrower and each other person executing this Note or otherwise assuming liability for the payment hereof, whether as maker, co-maker, endorser or guarantor.

     10.     Manner and Method of Payment. All payments called for in this Promissory Note shall be made in lawful money of the United States of America. If any payment is made by check, draft, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds. In the holder’s sole discretion, any payment made by a check, draft, or other payment instrument shall not be considered to have been made until such time as the funds represented thereby have been collected by the holder. If the due date of any payment falls on a day which is not a Business Day, the Borrower shall make such payment on the immediately succeeding Business Day.

     11.     Unconditional Obligation. The payment of this Note shall be the absolute and unconditional obligation of the Borrower, and shall be independent of any defense or any rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the holder, and the Borrower shall pay absolutely, when and as due, all amounts which from time to time are outstanding hereunder, free of any deductions and without abatement, diminution or set-off.

     12.     Waivers; Consent to Extension. Each Person executing this Note as Borrower and each other Person which becomes a maker, co-maker, endorser, guarantor or other co-obligor on this Note hereby (a) waive demand, presentation, protest, notice of default; and (b) agree that the maturity of this Note, or any payment due hereunder, may be extended at any time or from time to time by the holder of this Note without releasing, discharging, or otherwise affecting the liability of such party.

     13.     Assignable by Lender. This Note may be assigned by the Lender (or any other holder hereof), in whole or in part, at any time and from time to time.

     14.     Successors and Assigns. This Note shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of the Lender (including each subsequent holder hereof).

     15.     Applicable Law. This Note and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law principles.

     16.     Severability. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

     17.     Venue; Jurisdiction. The provisions of Section 8.9 of the Loan Agreement (captioned “Submission To Jurisdiction; Venue; Actions Against Lender”) are hereby incorporated into this Note by reference and made a part hereof as if set forth in full herein.

     18.     Waiver of Right to Jury Trial. Each party hereto agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Note or any other Loan Document or which in any way relates, directly or indirectly, to the Loan or any event, transaction, or occurrence arising out of or in any way connected with the Loan, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. This Section is a specific and material aspect of the agreement among the parties.

[Signature page follows.]

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first above written, with specific intention that this Note shall constitute an instrument under seal.

WITNESS/ATTEST:	MARTEK BIOSCIENCES CORPORATION

/s/ Thomas V. Feeley	By:	/s/ Peter L. Buzy
Name: Peter L. Buzy
Title: Chief Financial Officer

MARTEK BIOSCIENCES BOULDER CORPORATION

/s/ Thomas V. Feeley	By:	/s/ Peter L. Buzy
Name: Peter L. Buzy
Title: Chief Financial Officer